Note: Material has been omitted from this Form of Amended and Restated PCS Services Agreement pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with an asterisk.

FORM OF

AMENDED AND RESTATED PCS SERVICES AGREEMENT

BETWEEN

SPRINT SPECTRUM L.P.

AND

VIRGIN MOBILE USA, LLC

AMENDED AND RESTATED PCS SERVICES AGREEMENT

This Amended and Restated PCS Services Agreement (this “Agreement”) dated as of                     , 2007 (“Effective Date”) is entered into by and between Sprint Spectrum L.P., a Delaware limited partnership (“Sprint PCS”) and Virgin Mobile USA, LLC, a Delaware limited liability company (“VMU”) and amends and restates in its entirety the PCS Services Agreement dated (the “Original Agreement”) as of October 4, 2001 by and between Sprint PCS and VMU. VMU and Sprint PCS are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Background

A. Sprint PCS owns broadband personal communications services licenses and is affiliated with other PCS license owners or PCS service providers. Sprint PCS and its Sprint PCS Service Provider Affiliates (defined below) own and operate PCS networks using CDMA technology to provide services (collectively, “Sprint PCS Network”) in the United States, the U.S. Virgin Islands and Puerto Rico (collectively, the “Territory”).

B. Subject to this Agreement, VMU desires to purchase PCS Service (as defined below) from Sprint PCS and market and sell Virgin Mobile Service (as defined below) in the Markets to End Users, and Sprint PCS desires to sell to VMU PCS Service.

NOW, THEREFORE, and in consideration of the above premises and the mutual promises set forth in this Agreement, Sprint PCS and VMU agree as follows:

Agreement

1. Definitions

“3G Data” means data wireless communications using CDMA technology, specifically 1Xrtt and EVDO packet switched systems.

“3G Data Transport” means the transmission of data packets using CDMA technology, specifically 1xRTT and EVDO packet switched systems.

“Abbreviated Dialing Codes” or “ADC” have the meaning assigned to the term in Section 2.14.

“Affiliate” means with respect to any Person, any other Person that, either directly or indirectly, through one or more agents, nominees, intermediaries, trusts, or other arrangements, whether formal or informal, controls, is controlled by or is under common control with that Person. The term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition). Notwithstanding the foregoing, for purposes of this Agreement, (x) Sprint PCS and Virgin Enterprises Limited (VEL), and their respective Affiliates, shall not be considered Affiliates of each other, and (y) Sprint PCS and VEL, and their respective Affiliates, shall not be considered Affiliates of VMU.

“Agreement” means this PCS Services Agreement and all of its Schedules, Exhibits, Attachments and Addenda, as amended from time to time.

“Airtime Pricing Matrix” has the meaning assigned to the term in Schedule 1.0.

“Breaching Party” has the meaning assigned to the term in Section 15.1.

“Change of Control Event” means:

(i) A transaction of merger, reorganization, consolidation or similar form of business transaction directly involving VMU or indirectly involving VMU through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of VMU resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the VMU and all or substantially all of the VMU’s assets) is held by the existing VMU equityholders; or

(ii) VMU, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (including all of its End User accounts) to another Person as expressly permitted under this Agreement (including, but not limited to, assignment to an Affiliate pursuant to Section 20 below); or

(iii) The acquisition of control of VMU by a Person or group of Persons. The term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) Individuals who constitute the Board of Directors of VMU (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of VMU, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of VMU on the Effective Date or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the VMU in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the VMU as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) VMU liquidation or dissolution.

“Churn” means the ratio of the Net Number of End Users who disconnect or are disconnected from the Virgin Mobile Service during the period being measured to the Weighted Average Number of End Users during that period, divided by the number of months during the period being measured. For purposes of the definition of Churn, the “Net Number” of End Users who disconnect or are disconnected from the Virgin Mobile Service is calculated as the total number of End Users who disconnect or are disconnected from the Virgin Mobile Service less adjustments for (i) End Users who replace one Virgin Mobile handset with another, (ii) End Users who return Virgin Mobile handsets to retailers, (iii) End Users who reactivate Virgin Mobile Service and (iv) End Users who fraudulently activate the Virgin Mobile Service. For purposes of the definition of Churn herein, the “Weighted Average Number” of End Users is the sum of the average number of End Users for each day during the period being measured divided by the number of days in that period. Churn includes (i) End Users on pay-by-the-minute plans who are automatically disconnected from the Virgin Mobile Service when they have not replenished, or “Topped-Up,” their accounts for 150 days (except for such End Users who may continue to use the Virgin Mobile Service on a pay-by-the minute basis for one year following such End Users’ replenishment of $90 or more within any 72-hour period), (ii) End Users on pay-by-the-month plans who are automatically disconnected if they have not paid their monthly recurring charge for 150 days (except for such monthly End Users who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of VMU’s monthly service plans, may continue to use the Virgin Mobile Service on a pay-by-the-minute basis), (iii) End Users who voluntarily disconnect from Virgin Mobile Service prior to the period ending 150 days after replenishing their account or paying their monthly recurring charge, (iv) End Users who are automatically disconnected on the 31st day following VMU’s suspension of such End Users’ accounts at their request for reasons including, without limitation, lost/stolen handset or fraudulent activity, whose accounts remain suspended for the duration of such 30-day period, and (v) End Users who are disconnected by VMU for other business reasons.

“Content” means information, applications and other data provided to End Users for or to enhance their personal use of Mobile Voice and Data Services.

“Consumer Price Index” (the “CPI”) means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

“Core Network” means the wireless voice and data service platform that provides connectivity and transmission via the Sprint PCS Network necessary to connect mobile phones or other devices to other phones or devices on mobile or land-based networks, including all interfaces to such Core Network regardless of the source of such interface, as the same may be modified by Sprint PCS from time to time. Examples of Core Network elements as of the Effective Date are described on Schedule 2.0 hereto which may be updated from time to time by the Parties.

“Core Network Services” are the transmission services provided by the Core Network. For purposes of clarification and unless otherwise mutually agreed to in writing by the Parties, “Core Network Services” does not include iDEN services, Broadband Radio Spectrum (“BRS”) wireless service operating on 2.5 GHz spectrum , Wireless Fidelity (“Wi-Fi”) wireless services or any other service operating on networks that are not the Sprint PCS Network.

“Cost of Capital” means Sprint PCS’ then-current cost of capital used uniformly in the operation and financial planning and analysis of its standard businesses, as reasonably determined by the Chief Financial Officer of Sprint PCS, consistent with industry practice, Sprint PCS’ capital structure and its relative cost of debt and equity.

“Cost of Service” means Sprint PCS’ cost of providing services, plus the Cost of Capital plus a Margin, all described in more detail in, and calculated in accordance with, the Cost of Service Formula.

“Cost of Service Formula” or “Formula” means the proprietary formula (attached hereto as Schedules 1.0, 1.1 and 1.2) that describes the elements that comprise the Cost of Service and the calculations used to determine the Cost of Service.

“Customer” means any Person, other than VMU, purchasing from Sprint PCS (i) PCS service, including any prepaid service, or (ii) any other services offered for sale by Sprint PCS.

“Customized Services” are Core Network Services and non-Core Network Services (including Non-Network Services) that VMU requests from Sprint PCS and Sprint PCS agrees to customize, develop and deliver for VMU.

“Customized Service Costs” means all costs related to the provision and use of a Customized Service developed for use by VMU, plus the Cost of Capital plus a Margin. Customized Service Costs are distinguished from, incremental to and not duplicative of any of the operating costs included in the Cost of Service for the underlying PCS Services and related Implementation Costs for which VMU is also liable.

“Default” has the meaning assigned to the term in Section 15.1.

“Designated Officers” has the meaning assigned to the term in Section 17.

“Direct Strategic Competitor” means (i) with respect to Sprint PCS, any Person that together with its Affiliates (x) is primarily engaged, directly or indirectly, in the business of providing any Telecommunication Services or (y) derives at least $1 billion in annual revenues (based on the latest available audited financial statements at the time the relevant transfer or change of control occurs, which threshold will be adjusted as of the first day of each calendar year based on changes in the CPI from the Effective Date) from the provision of any Telecommunications Services and (ii) with respect to VMU any Person, other than Sprint PCS, that has a share of the Target Market, as measured by the number of subscribers, equal to or exceeding 10%.

“Dispute” has the meaning assigned to the term in Section 17.

“Due Date” has the meaning assigned to the term in Section 7.4.

“Effective Date” has the meaning assigned to the term in the Preamble.

“End User” means any Person purchasing Virgin Mobile Service from VMU utilizing services provided by Sprint PCS under this Agreement, including end users of Persons added under this Agreement pursuant to an acquisition described in Section 2.17 below that are transitioned to this Agreement as described in and subject to Section 2.17.

“End User Lifetime Value” has the meaning set forth in the Cost of Service Formula.

“Escalation Request” has the meaning assigned to the term in Section 17.

“ESN” means the unique electronic equipment number for each handset provided in a form reasonably satisfactory to Sprint PCS.

“Facilities” means the telecommunications switching equipment, cell site transceiver equipment, connecting circuits, software and other equipment installed, maintained, expanded, modified or replaced by Sprint PCS to render PCS Service within a Market

“FCC” means the Federal Communications Commission or any successor agency.

“Governmental Authority” means any nation or government, or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the FCC.

“Handset Proprietary Information” means (i) Sprint PCS’ preferred roaming list, as changed by Sprint PCS, in its sole discretion, from time to time, (ii) software implementing Sprint PCS’ handset user interface design features and structure, developed and installed in handsets with or for Sprint PCS by manufacturers under agreements preserving Sprint PCS’ proprietary rights therein, including changes, updates, modifications and enhancements to the software which may be effected from time to time during the term of this Agreement by Sprint PCS, its agents or vendors; and (iii) software effecting compatibility between handsets and the Facilities and any ancillary systems, developed and installed in handsets with or for Sprint PCS by manufacturers under agreements preserving Sprint PCS’ proprietary rights therein, including changes, updates, modifications and enhancements to the software which may be effected from time to time during the term of this Agreement by Sprint PCS, its agents or vendors, which software is embodied in firmware or read-only memory (programmable or otherwise) or both, associated with handsets which may be delivered to VMU by or on behalf of a manufacturer authorized under the Operations Manual.

“Implementation Costs” are all costs incurred by Sprint PCS (internal resources and third party charges) to launch any service or platform (including any Customized Service), including analysis, planning, development, implementation, and testing, plus the Cost of Capital plus a Margin. No costs will be included as both Implementation Costs and as part of any Cost of Service or as a Customized Service Cost. Implementation Costs may include costs incurred before the Effective Date of this Agreement.

“Indemnitee” has the meaning assigned to the term in Section 14.1.

“Indemnitor” has the meaning assigned to the term in Section 14.1.

“Initial Launch” means the date two months following the date on which VMU first activates End Users under this Agreement, not including VMU employee activations and product test activations.

“Integrated Action Team” has the meaning assigned to the term in Section 17.

“Intellectual Property Rights” has the meaning assigned to the term in Section 18.2.

“Involuntary Bankruptcy” means the entering of an order for relief or approving a petition for relief or reorganization; any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation; the filing of any petition against a party, which petition is not dismissed within 90 days; or without the consent or acquiescence of the other party, the entering of an order appointing a trustee, custodian, receiver or liquidator of a party or of all or any substantial part of the property of the party, which order is not dismissed within 90 days.

“License” means a PCS license issued by the FCC to Sprint PCS or a Sprint PCS Service Provider Affiliate.

“Margin” has the meaning set forth in the Cost of Service Formula.

“Market” means the Sprint PCS Markets and the Sprint PCS Service Provider Affiliate Markets in which PCS Service is made available to VMU under this Agreement.

“MIN” means a mobile identification telephone number assigned to a handset by Sprint PCS under Section 6.4.

“Mobile Voice and Data Services” means voice and data radio communications service including both one-way and two-way radio communications services conducted through a wireless network carried on or between mobile stations and/or receivers and land stations, and between mobile stations and/or receivers communicating among themselves and the services made available to End Users over mobile receivers. Mobile Voice and Data Services does not include Content. Mobile Voice and Data Services includes Core Network Services and non-Core Network Services provided by means of Network-Connected Elements.

“MOU” has the meaning assigned to the term in the Cost of Service Formula.

“Nationwide” means completion of delivery under a plan by Sprint PCS to cover substantially all major Markets within Sprint PCS’ coverage area within a twelve (12) month period.

“Network-Connected Elements” are: (i) adjunct Sprint PCS Network service platforms that provide services that are a fundamental component of Sprint PCS’ service offerings; and (ii) those elements that directly connect to Sprint PCS Network adjunct service platforms; and (iii) those platforms which connect applications and services to the Core Network. Examples of Network Connected Elements are listed in Schedule 2.1 hereto, which list will be updated from time to time by Sprint PCS as fundamental components of Sprint PCS’ service offerings, those elements that directly connect to Sprint PCS Network adjunct service platforms and those platforms which connect applications and services to the Core Network change. Network-Connected Elements include all interfaces to such elements, regardless of the source of such interface.

“Network-Connected Services” are services provided through Network-Connected Elements.

“Non-Network Services” are those services (and related services and resources) that are not Core Network Services, not Network-Connected Services, and not Sprint PCS Web Services. Examples of Non-Network Services include Content, VMU-procured or VMU-developed services that may be functionally similar to Sprint PCS Web Services, logistics support, customer care, billing and invoicing, and other support services.

“Offered Accounts” has the meaning assigned to the term in Section 16.3(a).

“Operations Manual” means the operations manual described in Section 6.6 below.

“Party” or “Parties” have the meaning assigned to the terms in the Preamble.

“Pay-As-You-Go Service” has the meaning assigned to the term in Section 2.13(b).

“PCS” means all radio communications that encompass mobile and ancillary fixed communication as set forth in 47 C.F.R. Part 24.5 and which as of the Effective Date utilize frequencies in the 1.9 gigahertz band.

“PCS Service” means the PCS service provided to VMU by Sprint PCS pursuant to this Agreement. PCS Service does not include Roaming, long distance service and other similar services.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, joint stock company, unincorporated organization or other entity.

“Prepaid Service” means any Mobile Voice and Data Service (i) that is paid for prior to its availability for use, and (ii) that once used (and not replenished) is discontinued, and (iii) for which charges to the end user’s account are per minute or other appropriate unitized measure of usage and (iv) for which no “payment due” invoice is delivered to the end user.

“Reorganization” has the meaning assigned to the term in Section 2.16.

“Resolution Request” has the meaning assigned to the term in Section 17.

“Roaming” means any wireless telecommunications service that does not use the Sprint PCS Network.

“Sprint PCS” has the meaning assigned to the term in the Preamble.

“Sprint PCS Data Service” means: (i) short messaging service or SMS; (ii) multimedia messaging or MMS; (iii) browsing the Internet using a browser-enabled, data-compatible handset; or (iv) other Sprint PCS provided data connectivity described in this Agreement.

“Sprint PCS Indemnitee” has the meaning assigned to the term in Section 14.2.

“Sprint PCS Market” means the area or areas set forth in Schedule 4.0(a), as updated from time to time under the terms and provisions of this Agreement, in which PCS Service is made available to VMU under this Agreement by Sprint PCS.

“Sprint PCS Mobile Data Portal” means the Sprint PCS Facilities and functionality used to: (i) record, store and provide access to links (URLs) to Sprint PCS Content, VMU Data Content and Applications and other Content; (ii) present a menu of links to an End Users’ device display in a manner compatible with such device’s user interface; and (iii) deliver Content to the End User’s mobile telecommunications device display.

“Sprint PCS Mobile Voice Portal” means the Sprint PCS Facilities and functionality using voice commands to: (i) record, store and provide access to links (URLs) to Sprint PCS Content, VMU Data Content and Applications and other Content; (ii) present a menu of links to an End User in a manner compatible with such device’s user interface; and (iii) deliver Content to the End User’s mobile telecommunications device.

“Sprint PCS Network” has the meaning assigned to the term in the Recitals.

“Sprint PCS Service Provider Affiliate” means an entity that provides mobile wireless telecommunications products and services under the “Sprint PCS” or “Sprint Spectrum” service marks or any other service marks subsequently used by Sprint PCS pursuant to an arrangement with Sprint PCS under which the Sprint PCS Service Provider Affiliate constructs wireless network coverage and performs operational functions in defined geographic areas under a relationship with Sprint PCS.

“Sprint PCS Service Provider Affiliate Market” means the area or areas set forth in Schedule 4.0(b), as updated from time to time under the terms and provisions of this Agreement, in which PCS Service is made available to VMU under this Agreement by a Sprint PCS Service Provider Affiliate.

“Sprint PCS Web Services” means services provided over the Sprint PCS designated web services platform and accessed in accordance with Sprint PCS’ uniformly applied standards and policies for access and use. Sprint PCS Web Services include the services listed in Schedule 2.2 hereto and similar future services implemented by Sprint PCS. Except as otherwise provided in this Agreement, Sprint PCS Web Services will be accessed via the applicable Sprint PCS Mobile Data Portal or Sprint PCS Mobile Voice Portal.

“Subscribers” means the number of End Users who activate Virgin Mobile Service through a particular point in time or during a specified period in the Markets but excluding End Users who Churn. For purposes of this definition, each MIN and ESN pair activated by an End User shall count as a separate End User.

“Target Market” shall mean the provision of Prepaid Service to the market segment of the Territory’s population comprised of individuals up to and including thirty (30) years old.

“Taxes” means all taxes, including federal, state or local sales, use, excise, gross receipts or other taxes or tax-like fees imposed on or with respect to PCS Service, excepting only taxes on the income of Sprint PCS, unless expressly provided otherwise in this Agreement.

“Telecommunications Services” means services commonly associated with telecommunications, including without limitation, (i) wireline local and long distance telecommunications services, (ii) voice and data telecommunications services, (iii) Internet transport, hosting, security and managing services, (iv) wireless services and (v) any other telecommunications services that could reasonably be confused with VMU’s products and services.

“Territory” has the meaning assigned to the term in the Recitals.

“Transfer” has the meaning assigned to the term in Section 16.3(d).

“Transfer Notice” has the meaning assigned to the term in Section 16.3(a).

“Transfer Price” has the meaning assigned to the term in Section 16.3(d).

“Transition Period” has the meaning described in Section 15.3.

“Virgin Mobile Service” means the PCS service provided by VMU to its End Users using the PCS Service provided to VMU by Sprint PCS under this Agreement.

“Voluntary Bankruptcy” means the inability of a party generally to pay its debts as the debts become due, or an admission in writing by a party of its inability to pay its debts generally or a general assignment by a party for the benefit of creditors; the filing of any petition or answer by a party seeking to adjudicate itself a bankrupt or insolvent, or seeking any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition for itself or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or appointment of a receiver trustee, custodian or other similar official for itself or substantially all of its property; or any action taken by a party to authorize any of the actions set forth above.

“VMU” has the meaning assigned to the term in the Preamble.

“VMU Data Content and Applications” has the meaning assigned to the term in Section 6.1.6(a).

“VMU Indemnitee” has the meaning assigned to the term in Section 14.3.

“VTLA” means that certain Amended and Restated Virgin Trademark License Agreement, dated [    ], 2007, between Virgin Enterprises Limited and VMU.

“Work Order” means the resulting document showing agreement of the Parties with respect a project in the Work Order Process.

“Work Order Process” means the process more fully described in the Operations Manual under which VMU requests Customized Services or any network or system interfaces and pursuant to which VMU implements any modification or upgrades of its Network-Connected Services or Non-Network Services that are delivered over or otherwise interface with the Sprint PCS Network or other Sprint PCS Facilities or systems.

2. VMU Relationship

2.1. General

Pursuant to the terms and provisions of this Agreement, Sprint PCS will provide and sell PCS Service to VMU, and VMU will purchase PCS Service from Sprint PCS. The PCS Services to be provided to VMU are described below.

2.2. Core Network Services

2.2.1. Core Network Services

Sprint PCS will sell to VMU and VMU will purchase from Sprint PCS Core Network Services. All Core Network Services that are available on Sprint PCS’ Core Network as of the Effective Date will be made available to VMU.

2.2.2. New Core Network Services

Subject to applicable law and Sprint PCS agreements with third parties described in the attached Schedule 3.0, Sprint PCS will make new Core Network Services available to VMU when such new

Core Network Services are made generally commercially available Nationwide to Sprint PCS Customers. If, however, Sprint PCS promotes or establishes written marketing plans to promote the new Core Network Service as a service unique to Sprint PCS (and its Sprint PCS Service Provider Affiliates) or as something that differentiates the service offerings of Sprint PCS (and its Sprint PCS Service Provider Affiliates) from those of its competitors, Sprint PCS will not make such new Core Network Services available to VMU until three (3) months following the date on which such new services are first marketed and made generally commercially available for sale to Sprint PCS Customers Nationwide. The availability of such new Core Network Services to VMU is subject to technical, resource and logistical constraints of Sprint PCS. Sprint PCS will use commercially reasonable efforts to resolve such constraints. VMU will be charged for such new Core Network Services as described in Section 7.

2.2.3. Customized Core Network Services

VMU may request modifications or additions to the Core Network Services under the procedure described in Section 2.5.

2.3. Network-Connected Services

2.3.1. Existing Network-Connected Services

Sprint PCS will sell to VMU Network-Connected Services as described in this subsection. Network-Connected Services that are available using Sprint PCS’ Network-Connected Elements as of the Effective Date will be made available to VMU.

2.3.2. New Network-Connected Services

Subject to applicable law and Sprint PCS’ agreements with third parties identified in the attached Schedule 3.0, Sprint PCS will make new Network-Connected Services available to VMU when such services are made generally commercially available Nationwide to Sprint PCS Customers. If, however, Sprint PCS promotes or establishes written marketing plans to promote the new service as a service unique to Sprint PCS (and its Sprint PCS Service Provider Affiliates) or as something that differentiates the service offerings of Sprint PCS (and its Sprint PCS Service Provider Affiliates) from those of its competitors, Sprint PCS will not make such new Network-Connected Services available to VMU until three months following the date on which such new services are first marketed and made generally commercially available for sale to Sprint PCS Customers Nationwide. The availability of such new Network-Connected Services to VMU is subject to technical, resource and logistical constraints of Sprint PCS. Sprint PCS will use commercially reasonable efforts to resolve such constraints.

2.3.3. Customized Network-Connected Services

VMU may request modifications or additions to the Network-Connected Elements and Network-Connected Services under the procedure described in Section 2.5. VMU will be charged for such Customized Services as set forth in Section 7.

2.4. Non-Network Services and Sprint PCS Web Services

If the Parties agree, Sprint PCS may provide VMU with Non-Network Services and Sprint PCS Web Services. The prices, terms and conditions applicable to VMU’s purchase of Non-Network Services and Sprint PCS Web Services from Sprint PCS must be set forth in writing signed by authorized representatives of Sprint PCS and VMU. If the Parties agree, VMU may provide Sprint PCS with Non-Network Services. The prices, terms and conditions applicable to Sprint PCS’ purchase of Non-Network Services from VMU must be set forth in writing signed by authorized representatives of Sprint PCS and VMU.

2.4.1. Non-Network Services

VMU may develop or purchase Non-Network Services from third parties (including VMU-procured or VMU-developed services that may be functionally similar to Sprint PCS Web Services) and is under no obligation to purchase such services from Sprint PCS. Sprint PCS is not required to provide Non-Network Services to VMU. If VMU enters into an agreement with a Person other than Sprint PCS to provide Non-Network Services, the intellectual property rights for such services will be as specified in such agreement. Subject to technical, resource and logistical constraints of Sprint PCS, VMU and Sprint PCS acknowledge that they may be required to work together to implement Non-Network Services prior to commercial availability. Sprint PCS will use commercially reasonable efforts to resolve any such constraints. The pricing in Section 7 does not apply to Non-Network Services.

2.4.2. Sprint PCS Web Services

(a) Generally. Subject to applicable laws, regulations and Sprint PCS’ existing agreements with third parties described in the attached Schedule 3.0, Sprint PCS will provide Sprint PCS Web Services under the provisions for Non-Network Services described in this Section 2.4.

(b) Location. Sprint PCS will use reasonable efforts to provide Location Services (as defined in Schedule 2.2) to VMU on commercially reasonable terms when such information is provided on a commercial basis to Sprint PCS consumer Customers generally. If Sprint PCS provides such information, VMU must adhere to all Sprint PCS policies regarding privacy.

(c) Sprint PCS Web Service Standards. If the parties agree as set forth in the first paragraph of Section 2.4 above, Sprint PCS will provide Sprint PCS Web Services to VMU through Sprint PCS’ designated Sprint PCS Web Services platform. The provision of such services will be subject to Sprint PCS’ uniformly applied standards for use of and access to Sprint PCS Web Services, which will include, among other things, required application programming interfaces, required methods of enabling or disabling Sprint PCS Web Services and limitations (including possible prohibition) on the use, without Sprint PCS’ prior written consent, of (i) services that access the Sprint PCS Web Services or (ii) data stored as a result of use of Sprint PCS Web Services.

2.5. Customized Services

VMU may request that Sprint PCS provide it with a service that Sprint PCS is not providing to VMU. The Parties must complete the Work Order Process for any Customized Service. The Work Order must be in the form, and include the applicable requirements, as more fully described in the Operations Manual.

2.5.1. Customized Core Network Services

(a) If the requested Customized Service is within the then-existing capabilities of the Core Network, Sprint PCS will provide the Customized Service to VMU. VMU will pay for its use of the Customized Service pursuant to the applicable Cost of Service described in Section 7. VMU will also pay any Customized Service Costs.

(b) If the requested Customized Service is not within the existing capabilities of the Core Network, then Sprint PCS may elect, in its discretion, to develop the requested Customized Service for VMU. If Sprint PCS elects to develop the Customized Service the costs will be borne as follows:

(i) Sprint PCS may initially indicate its desire to use the Customized Service and share the Implementation Costs. In such event Sprint PCS and VMU will split the Implementation Costs evenly. Thereafter, VMU’s price for Customized Service usage will be based on the applicable Cost of Service described in Section 7 and any Customized Service Costs. Jointly financed Customized Services will be available simultaneously to both Parties.

(ii) If Sprint PCS declines to indicate a desire to use the Customized Services, Sprint PCS may use the Customized Service for testing purposes but may not provide it to Customers. VMU will pay all Implementation Costs related to the Customized Service. VMU will also pay all Customized Service Costs.

(iii) Sprint PCS may, in its sole discretion, later elect to use a Customized Service that it initially did not indicate a desire to use. If VMU has paid the Implementation Costs related to a Customized Service under subsection (ii) above that Sprint PCS later elects to use, the allocation of Implementation Costs for such Customized Service will be split evenly as described in subsection (i) above and Sprint PCS will credit or refund VMU the appropriate amount of Implementation Costs previously paid by VMU. Thereafter, VMU’s cost for Customized Service usage will be based on the applicable Cost of Service, described in Section 7.

(c) VMU may not obtain Core Network Services or Customized Service related to Core Network Services except from Sprint PCS.

2.5.2. Customized Network-Connected Services

(a) If the requested Customized Service is within the existing capabilities of the then existing Network-Connected Elements, Sprint PCS will provide the Customized Service to VMU. VMU will pay for its use of the Customized Service pursuant to the applicable Cost of Service described in Section 7. VMU will also pay any applicable Customized Service Costs.

(b) If the requested Network-Connected Customized Service is not within the capabilities of the then-existing Network-Connected Elements, then Sprint PCS may elect, in its discretion, to develop the requested Customized Service for VMU. If Sprint PCS elects to develop the Customized Service hereunder, costs will be as set forth in subsections (i) through (iii) of Section 2.5.1(b).

(c) If (A) Sprint PCS does not elect to develop the Customized Service and VMU desires to purchase and operate a third party Network-Connected Element in order to provide such Network-Connected Service; or (B) if VMU prefers to purchase and operate a third party Network-Connected Element in order to provide a Network-Connected Service; then VMU must first provide Sprint PCS with detailed written notice indicating that a reputable third party is willing to sell or provide to VMU the Network-Connected Element on terms that are more favorable (in the aggregate, including cost and functionality) for the resulting Network-Connected Service than those Sprint PCS is able or willing to provide. Such written notice must include the identity of the third party and all terms and conditions applicable to the third party proposal. If Sprint PCS receives written notice of the third party proposal and declines to adjust its proposal to match the material terms of the third party proposal and Sprint PCS approves VMU’s use of the third party-provided Network-Connected Element, then VMU may procure and use the third-party provided Network-Connected Element. Sprint PCS’ approval will not be unreasonably withheld and will be based on its reasonable examination and analysis of factors that may have a material adverse effect upon Sprint PCS’ present or future business (including, but not limited to, current and planned future network compatibility, functionality and capacity, network operations, network development, lack of capability to interface or implement and network prioritization processes). If approved, Sprint PCS will provide an appropriate interface for VMU’s Network-Connected Element subject to resolution of technical, resource and logistical constraints in accordance with Sprint PCS internal processes. Sprint PCS’ interface development will constitute a Customized Service under this Section 2.5. Sprint PCS may elect to use the resulting Network-Connected Service (either initially or subsequently) as described under Section 2.5.1(b) above.

2.5.3 Agreed Upon Customized Services

Subject to mutual agreement on the terms and provisions of the applicable Work Orders, the Parties will work towards developing initial Work Orders (through the Work Order Process) in the following areas: integration of a prepaid billing platform, short messaging services, WAP browser services, back-office IT system integration, initial handset certification of two handsets, and rating reconciliation.

2.6. Implementation of Services

VMU may request that Sprint PCS provide it with an interface or otherwise take action to accommodate its operations as permitted hereunder. In such event, VMU will provide Sprint PCS with written notification through the Work Order Process that it desires such interface or other accommodation. The Work Order will be in the form, and include the applicable requirements, as more fully described in the Operations Manual. VMU will reimburse Sprint PCS (pursuant to Section 7) for the Implementation Costs related to establishing VMU’s ability to use services (including Customized Service) provided under this Agreement.

2.7. Exclusivity/Preferred Providers

2.7.1. VMU Exclusivity to Sprint PCS

Except as specifically provided in this Agreement with respect to Non-Network Services, Network-Connected Services and as specifically set forth in Section 15.3, Sprint PCS, its Affiliates and the Sprint PCS Service Provider Affiliates will be VMU’s exclusive provider of Mobile Voice and Data Services in the Territory.

2.7.2. Sprint’s Preferred Provider Status

For so long as Sprint PCS (or an Affiliate) owns in excess of 10% of all outstanding equity interests in VMU, Sprint PCS (and its Affiliates) will be VMU’s preferred provider of all Telecommunications Services (other than Mobile Voice and Data Services that are subject to the exclusivity provisions of Section 2.7.1 above) , and as such will provide such Telecommunications Services so long as (x) Sprint PCS or its Affiliates have the capability to provide the requested service and (y) the terms under which Sprint PCS or its Affiliate would provide such service are at least as favorable as the terms VMU could obtain from third parties for substantially the same service, for substantially the same duration and for substantially the same volume of services being requested by VMU.

2.8. Relationship to Pricing

The provisions of Section 2.7 and the pricing provisions of Section 7 are not severable, because pricing is premised on the exclusivity and preferred provider status set forth in Section 2.7.

2.9. Remedies for Violations

The limitations in Section 11 do not apply to breaches of Section 2.7.

2.10. Control of Facilities

No provision of this Agreement will be construed as vesting in VMU any control whatsoever in any facilities and operations of Sprint PCS, including the Facilities, or the operations of any Sprint PCS Affiliate, Sprint PCS Service Provider Affiliate or contractual third party of Sprint PCS. VMU will not represent itself as the holder of an FCC, federal or state certified license to operate PCS systems by reason of this Agreement.

2.11. Sale to Resellers

VMU will not, directly or indirectly (a) solicit, entertain or accept any offer of any reseller or (b) enter into any agreement or other arrangement, to sell or otherwise offer a reseller PCS Service, unless otherwise required by applicable law. PCS Service purchased by a reseller from VMU or its End Users does not contribute to VMU’s Subscribers. The prohibitions set forth in this Section 2.11 include licensing or other similar arrangements whereby the wireless services provided under this Agreement are marketed and sold under the branding of a Person that is not VMU or its subsidiaries.

2.12. Periodic Meetings

Representatives of the Parties may meet from time to time to discuss operations and performance under this Agreement. Such meetings may include the following topics of discussion:

(a) notification and discussion of new Core Network Services and Network-Connected Services;

(b) current and future efforts with regard to Customized Services;

(c) changes and updates to Sprint PCS Facilities;

(d) update forecasts and other periodically provided information required under this Agreement; and

(e) such other topics of discussion that the Parties mutually identify

2.13. Sprint PCS Service Provider Affiliates

The following terms are applicable to any Sprint PCS Service Provider Affiliate Markets added under this Agreement:

(a) each Sprint PCS Service Provider Affiliate may elect to remove its markets from the Sprint PCS Service Provider Affiliate Markets in Schedule 4.0(b), effective upon the expiration of the initial three-year period beginning July 7, 2002 or upon the expiration of each subsequent three-year period. Unless otherwise agreed and despite any previous elections made by such Sprint PCS Service Provider Affiliate, no Sprint PCS Service Provider Affiliate will have the obligation to include its markets after July 6, 2023.

(b) each Sprint PCS Service Provider Affiliate may elect to remove its markets from the Sprint PCS Service Provider Affiliate Markets in Schedule 4.0(b) upon the occurrence of a VMU Fundamental Change Event. For purposes of this subsection only, “VMU Fundamental Business Change” means: (I) VMU’s implementation of services other than a Pay-As-You-Go Service in its Sprint PCS Service Provider Affiliate Market; or (II) VMU’s implementation of a plan to achieve sales in its Sprint PCS Service Provider Affiliate Market to customers outside the market segment of individuals up to and including 30 years old, other than (A) limited test marketing and (B) promotions to parents or guardians for purchase for or on behalf of their children. For purposes of this subsection only, “Pay-As-You-Go Service” means either (i) service (a) that is paid for prior to its availability for use, (b) that once used (and not replenished) is discontinued, (c) for which charges to the subscriber’s account are per minute, or other appropriate unitized measure of usage, and (d) for which no “payment due” invoice is delivered to the subscriber or (ii) service described in (i)(a)-(d) above, as modified by programs that reward subscribers if prepaid service usage exceeds a pre-established threshold, event based programs (such as attendance at events or birthdays), replenishment based programs that reward subscribers for replenishment, programs that allow packages of non-telecommunications services (such as content, games or applications), automatic account debit notification or pre-authorized automatic replenishment.

(c) each Sprint PCS Service Provider Affiliate may elect to remove its markets from the Sprint PCS Service Provider Affiliate Markets in Schedule 4.0(b) upon the occurrence of any one or more events described in subsections (I) and (II) below occurs at either Sprint PCS or VMU or their respective controlling entities.

(I) an event in which in any one transaction or series of related transactions, control of a party to this Agreement or any entity directly or indirectly controlling the party changes, or the party sells all or substantially all of the assets necessary or sufficient to conduct its business. This includes a change of control of the ultimate parent entity as determined by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 rules. For purposes of this subsection, control means holding more than 50% of the outstanding voting securities of an entity or having the power to designate more than half of the directors of an entity. Notwithstanding the forgoing, a right to remove markets does not occur:

(A) if a party changes the form of its organization without materially changing its ultimate ownership (i.e., converting from a limited partnership to a limited liability company); or

(B) as long as Sprint PCS (and its affiliated entities) and Virgin Group Investments Limited (and its affiliated entities): (i) collectively maintain the power to designate and so designate more than half of the directors of VMU; and (ii) each maintain the power to designate and so designate an equal number of directors of VMU.

(II) Upon the occurrence of a Voluntary or Involuntary Bankruptcy.

(d) if pursuant to Section 2.13(a), (b), or (c) a Sprint PCS Service Provider Affiliate elects to remove its Sprint PCS Service Provider Affiliate Markets from this Agreement, such Sprint PCS Service Provider Affiliate shall continue to support existing End Users in the Sprint PCS Service Provider Affiliate Market, but VMU will no longer be able to resell products and services in such Market.

(e) for the sake of clarification, nothing in this Section 2.13 impacts the functionality of PCS Services in the Sprint PCS Service Provider Affiliate Markets. Other provisions of this Agreement address functionality, and this Section 2.13 is limited to the terms of inclusion of Sprint PCS Service Provider Affiliate Markets in the list of Markets included under this Agreement.

(f) VMU acknowledges and agrees that except as specifically provided above, the terms and provisions of the PCS Services Agreement apply to services provided by Sprint PCS Service Provider Affiliates including, but not limited to, the terms related to the implementation or customization of services.

(g) VMU acknowledges that Sprint PCS Service Provider Affiliates manage those portions of the Sprint PCS Network located in the Sprint PCS Service Provider Affiliate’s service territory and that Sprint PCS Service Provider Affiliates managed network may operate differently than the network managed directly by Sprint PCS. Sprint PCS and VMU will work together to take such differences into consideration in their planning in an effort to minimize material adverse impacts of such differences.

2.14. Abbreviated Dialing Code Service

Sprint PCS will lease to VMU Abbreviated Dialing Codes (each, an “ADC”) for one-year terms beginning on the date of each lease. The term of the ADC lease will renew automatically for successive one-year terms unless either party notifies the other party in writing at least 30 days before the end of the current term of its desire to terminate the lease. The ADCs are owned and controlled by Sprint. Nothing in this lease shall confer any ownership interest in the underlying ADC to VMU.

Sprint PCS will lease up to five (5) ADCs to VMU at no charge. Each additional ADC after the first 5 will be subject to a monthly charge of two thousand five hundred dollars ($2,500) per ADC and a one-time implementation fee of twenty-eight thousand five hundred dollars ($28,500) per ADC. If VMU requests modifications to an existing ADC, Sprint will charge a one-time modification fee of $20,900.

VMU may reserve ADCs by written notice. If another Sprint PCS customer requests an ADC previously reserved by VMU, VMU shall, within fifteen (15) business days of receipt of written notice from Sprint PCS indicating such other customer’s intention, agree to pay for the ADC as of the first business day of the succeeding month or waive any right to such ADC.

In order to support the ADC, VMU must maintain at its sole cost a toll free telephone number that the End Users will be routed to when using the ADC.

VMU shall use the ADC consistent with all applicable consumer protection regulations.

For the purpose of 2.14, “Abbreviated Dialing Codes” or “ADC” means a 3-6 digit vanity number preceded by a symbol (e.g. # or *) that is translated into a toll free telephone number, or such other coded translations as the parties may mutually agree.

2.15. Sale of Sprint PCS Network and Facilities

If Sprint PCS enters into a transaction to sell a material portion of the Sprint PCS Network (both wireless spectrum and Facilities in a Market then included under the terms of this Agreement), Sprint PCS will use commercially reasonable efforts to secure for VMU the right to continue to obtain PCS Services in the affected Markets from Sprint PCS, the acquirer or a third party. If Sprint PCS cannot secure such rights on such basis, then Sprint PCS agrees to waive its exclusivity rights set forth in Section 2.7.1 with respect to such impacted Markets.

2.16. Permitted Reorganization

The Parties agree that (i) nothing in this Agreement shall limit the ability of VMU to engage in any transactions contemplated by that certain Reorganization and Purchase Agreement of Virgin Mobile USA, Inc., dated [                    ], 2007 (the “Reorganization”), and (ii) the Reorganization shall not affect any rights or obligations of VMU or Sprint PCS under this Agreement.

2.17. Branding

VMU shall not offer Mobile Voice and Data Services under any brand other than the “Virgin Mobile” trademark; provided that (i) if VMU acquires a Person (such that the acquired Person becomes a wholly owned VMU Affiliate) that offers wireless services under another brand, VMU may continue using that brand for a period of up to two years following the closing of that acquisition, and, subject to the prior approval of Sprint PCS, thereafter; and (ii) if such Person is a Sprint PCS reseller, the terms and provisions (including pricing) of such Person’s resale agreement with Sprint PCS will apply to any such Person’s end users for the duration of such two year period. In the case of such acquisition, Sprint PCS will maintain its termination rights as set forth in Section 15.2.2, as applicable.

3. Term

Except as otherwise provided in this Agreement and unless terminated earlier in accordance with the terms of this Agreement, the term of this Agreement will begin on the Effective Date and end on December 31, 2027.

4. Unique Characteristics of VMU / Sprint PCS Relationship

Sprint PCS has entered this Agreement in consideration of the unique characteristics of VMU and unique nature of the relationship between Sprint PCS and VMU as set forth in this Agreement, all other agreements between Sprint PCS and VMU or regarding VMU, including the VTLA, as well as those agreements between the Virgin entities referenced above and other Virgin entities and VMU including sales, marketing and distribution agreements.

5. Representations and Warranties

Each Party makes the following representations and warranties, as applicable, as of the Effective Date:

5.1. Due Incorporation or Formation; Authorization of Agreements

The Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Party has the full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.2. No Conflict; No Default

Neither the execution, delivery and performance of this Agreement nor the consummation by the Party of the transactions contemplated in this Agreement will conflict with, violate or result in a breach of (a) any applicable law, regulation, order, writ, injunction, decree, determination or award of any Governmental Authority, (b) any of the terms, conditions or provisions of the certificate of organization, bylaws or other governing documents of the Party, or (c) any material agreement or instrument to which the Party is or may be bound or to which any of its material properties, assets or businesses is subject.

5.3. Litigation

There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Party, threatened against the Party or any of its properties, assets or businesses in, before or by any Governmental Authority which could, if adversely determined, reasonably be expected to have a material adverse effect on the Party’s ability to perform its obligations under this Agreement. The Party has not received any currently effective notice of any default under any agreement, the default under which could reasonably be expected to have a material adverse affect on the Party’s ability to perform its obligations under this Agreement.

6. Scope of PCS Service; Handset Handling; MIN Administration and Billing; Representation to End Users

6.1. Limitation on Scope of PCS Service

6.1.1. General

VMU acknowledges:

(a) PCS Service is and will be available only to compatible and Sprint PCS-certified handsets (see Section 8.1.1) and only within the operating range of the Sprint PCS Network; and

(b) PCS Service may be temporarily refused, interrupted, curtailed or otherwise limited because of transmission limitations caused by any factor, including atmospheric, environmental or topographical conditions, Facilities limitations or constraints, or Facilities changes, modifications, updates, relocations, repairs, maintenance or other similar activities necessary for the proper or improved operation of the Facilities.

6.1.2. Quality of PCS Service

Sprint PCS covenants that the PCS Service will not be of inferior quality (including, but not limited to, dropped calls, blocked calls, call setup, transmission speeds, and E-911 capabilities) or clarity to that of the generally available PCS services provided by Sprint PCS to consumer Customers to the extent that VMU provides such services to End Users.

6.1.3. Availability of Facilities and Licenses

Sprint PCS’ obligation to provide PCS Service to VMU is conditioned on Sprint PCS’ ability to obtain, retain and maintain, without unreasonable expenses, suitable Facilities and licenses, including the License for each Market.

6.1.4. Third Party Agreements

Attached as Schedule 3.0 to this Agreement is a description of the agreements (to the extent possible pursuant to Sprint PCS’ confidentiality obligations) between Sprint PCS and third parties that Sprint PCS reasonably believes may have a material impact upon its ability to provide VMU with the PCS Services pursuant to the terms and conditions of this Agreement.

6.1.5. Highly Concentrated Usage

If VMU or End Users create situations that cause temporary highly concentrated usage in limited areas on the Sprint PCS Network, VMU and End Users may encounter capacity constraint related symptoms, such as excessive call blocking or call dropping. Except as otherwise provided in Section 7.7, Sprint PCS is not liable to VMU or End Users with respect to any claim or damage related to or arising out of or in connection with (i) any such capacity constraint, (ii) any coverage gap, or (iii) any temporary PCS Service refusal, interruption, curtailment or other limitation described in this Agreement. VMU may notify Sprint PCS of anticipated highly concentrated usage by End Users in a particular area on the Sprint PCS Network, including any anticipated temporary capacity constraint related symptoms. Upon receipt of VMU’s notice, Sprint PCS may decide to make reasonable efforts to address the constraint.

6.1.6. Sprint PCS Data Services

In accordance with this Agreement and the Operations Manual, End Users may access the Sprint PCS Data Services. With respect to Sprint PCS Data Services, the Parties acknowledge and agree that:

(a) VMU is responsible for negotiating and implementing its own wireless ISP content and applications (“VMU Data Content and Applications”).

(b) Any content made available to End Users via the Sprint PCS Network will be subject to the reasonable regulation, limitation and restriction by Sprint PCS as necessary for Sprint PCS to comply with its reasonable interpretation of applicable laws, rules and regulations of Governmental Authorities and its legal exposure. These regulations, restrictions and limitations will be no more restrictive than those used for Sprint PCS’ own content offerings.

(c) Except as otherwise agreed by Sprint PCS pursuant to this Agreement, VMU Data Content and Applications will not reside on the Sprint PCS Network, but will be made available to End Users through the Sprint PCS Mobile Data Portal or Sprint PCS Mobile Voice Portal, as applicable.

(d) Revenues, costs, and profits solely related to VMU’s Data Content and Applications accrue to VMU.

(e) Sprint PCS is not a publisher of third party content that can be accessed through Sprint PCS Data Services. Sprint PCS is not responsible or liable to VMU or its End Users for any content, including information, opinions, advice, statements or services that are provided by third parties and accessible through Sprint PCS Data Services or any damages resulting therefrom. Sprint PCS does not guarantee the accuracy, completeness or usefulness of information that is obtained through the Sprint PCS Data Services. Sprint PCS makes no representations or warranties regarding the provider, scope or nature of the content or services that will be available to End Users. The inclusion of any content in the default settings on an End User’s handset is not an endorsement or an acceptance of any liability with respect to the content.

(f) VMU is solely responsible for ensuring that handsets used by its End Users to which VMU provides data connectivity are enabled with data connectivity. VMU acknowledges that not all handsets are enabled with data connectivity nor are all handsets capable of use for data connectivity as a data modem.

(g) If VMU desires to send large batch SMS messages (more than 1000 messages in a batch or in rapid succession), VMU must first notify Sprint PCS and coordinate such batch messages with Sprint PCS both with regard to technical prerequisites and timing. Large batch SMS messages will be sent by VMU during off-peak hours.

6.2. Handset Handling Services

VMU will be responsible for making its own arrangements to purchase compatible, Sprint PCS-certified and approved handsets from authorized manufacturers or handset fulfillment vendors as specified in the Operations Manual. Sprint PCS may, from time to time, offer to VMU the handset handling and logistics services set forth in the Operations Manual and VMU, if VMU uses those services, will pay for those services as negotiated by the Parties under Section 7.3. Where permitted under contract and commercially reasonable, Sprint PCS will enable VMU to leverage Sprint PCS’ existing terms with equipment vendors. VMU will be solely responsible for all handset acquisition, handling and distribution. VMU will be responsible for making its own arrangements to purchase accessories from manufacturers selected by VMU and arrange for delivery of those accessories directly to VMU. Sprint PCS will not provide any handling or logistics services with respect to accessories unless expressly agreed by the Parties. Sprint PCS may, in its sole discretion, increase, decrease or discontinue the handset handling services that it provides to VMU, upon reasonable prior notice to VMU. Sprint PCS will not be responsible for the handsets except as otherwise provided in this Agreement. With respect to handset certification and approval services, Sprint PCS will not arbitrarily or capriciously discriminate against VMU and any disparate treatment will be based on Sprint PCS’ reasonable analysis of factors such as: projected volumes of sale of devices for which certification and approval is sought, prior performance against similar past projections, anticipated financial impact to Sprint PCS from sales of devices (and associated services) for which certification and approval is sought, technical and logistical constraints including capacity limitations and those Sprint PCS internal efforts that are given priority for reason of competitive advantage in the wireless industry, market differentiation, technology migration or replacement of deselected or malfunctioning devices.

6.3. Coverage Representations

Sprint PCS will make information available to VMU for VMU to create coverage maps. The map information may depict some future coverage that may or may not be identified as such. PCS Service may not be available in all areas shown on the coverage maps due to a variety of factors, including relocation or modification of Facilities, environmental or topographical conditions, such as building configuration, or unexpected capacity demands. The maps will not reflect temporary coverage changes or coverage gaps. Sprint PCS is not liable to VMU or End Users for any claim or damage related to or arising out of or in connection with any map information, including the accuracy thereof.

6.4. MIN Administration

(a) Sprint PCS will provide MIN administration for VMU in accordance with the Operations Manual and this Section 6.4. MINS are assigned at the time of activation. Sprint PCS will obtain and manage MIN’s on behalf of and for the benefit of VMU in accordance with the forecasts provided by VMU hereunder to the extent possible in consideration of those factors affecting MIN availability that are outside of Sprint PCS’ control. Should Sprint PCS foresee or experience a shortage of MIN’s in a particular region, preventing it from providing MIN’s to VMU or requiring number conservation measures, Sprint PCS will provide VMU advance notice of such condition and will use commercially reasonable efforts to pursue available MIN’s with the appropriate authorities. It is VMU’s responsibility to accurately forecast any plans it may develop for promotional or marketing efforts that are likely to result in a need for excess MIN’s in a particular region, or otherwise confirm with Sprint PCS the availability of sufficient MIN’s to meet its marketing demand. VMU must provide Sprint PCS sufficient advance notice of any such unplanned events and cooperate to establish a realistic MIN fulfillment schedule and marketing plan.

(b) If (i) VMU adopts an End User deactivation policy in excess of 180 days from last replenishment, and (ii) such policy results in a significantly greater than average number of assigned inactive MIN’s in its MIN base, VMU agrees that it will take affirmative steps to decrease the number of assigned inactive MIN’s in its base to average levels. Sprint PCS may notify VMU of any such condition. If VMU fails to maintain its assigned inactive MIN’s at an industry average level after 60 days following notice of such condition, Sprint PCS may restrict MIN availability to VMU in the regions where VMU has such excess assigned inactive MIN’s and require that VMU recycle MIN’s back into its available MIN pool until it reaches such average level.

(c) With respect to MIN management, Sprint PCS will not arbitrarily or capriciously discriminate against VMU and any disparate treatment will be based on Sprint PCS’ reasonable analysis of factors such as: projected volumes of sale of devices associated with requested MIN’s, prior performance against similar past projections, anticipated financial impact to Sprint PCS from sales of devices (and associated service) associated with the requested MIN’s, regulatory compliance issues, technical and logistical constraints including capacity limitations and sequential numbering requirements and those Sprint PCS internal efforts that are given priority for reason of competitive advantage in the wireless industry, technology migration or mandated MIN replacement.

6.5. Billing Records

Sprint PCS will regularly provide magnetic billing tapes or other billing records to VMU in accordance with the Operations Manual. These records will be free of material defects. Payment for (i) defective billing records or (ii) stale billing records, which are records that Sprint PCS did not forward to VMU within the period described in the Operations Manual, may be disputed under the procedures set forth in Section 7.6. Sprint PCS’ billing practices and policies are described in the Operations Manual. Sprint PCS may bill certain charges in advance. Billed charges (per call or event) that result in fractional cents may be rounded in a manner that does not materially and adversely impact the aggregate amount VMU is required to pay Sprint PCS under this Agreement as compared to amounts that would be due and owing absent any such rounding.

6.6. Operations Manual

The Operations Manual, incorporated herein by this reference and a true and accurate copy of which was provided to VMU on or about the date of the Original Agreement and an updated copy was provided as of the Effective Date, includes the policies, practices, procedures, and processes under which, and relevant information and directions pertaining to the manner in which, PCS Services are provided to VMU by Sprint PCS. The provisions of this Agreement supersede any inconsistent provisions of the Operations Manual and any modifications thereto. To update, enhance and maintain the uniformity of such Sprint PCS policies, practices, procedures, processes, information and instruction, the Operations Manual may be periodically modified or supplemented by Sprint PCS in the same manner and to the same extent as Sprint PCS modifies the operations manuals of substantially similar purchasers of its services. Sprint PCS will not arbitrarily or capriciously discriminate against VMU with respect to changes to the Operations Manual. Sprint PCS will provide VMU with prior written notice of any material changes. Notwithstanding anything in this Agreement to the contrary, if Sprint PCS proposes any change to those provisions of the Operations Manual that apply only to VMU, such change will only become effective if consented to by VMU, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, VMU is responsible for creating and maintaining its operational and support systems in a manner that such systems function in accordance with and continue to function with the Sprint PCS infrastructure used to provide PCS Services, as such infrastructure may evolve over time.

7. Prices and Terms of Payment

7.1. Payment of Charges

VMU is liable and will pay Sprint PCS for all charges associated with the use of the PCS Service by VMU. VMU will pay to Sprint PCS the charges described below as determined in accordance with the Cost of Service Formula attached hereto and the processes described in such attachment. Except as specifically provided in the applicable attachment, disputed charges are governed by the procedures set forth in Section 7.6. All charges under this Agreement are stated and are to be paid in US dollars.

7.2. Airtime Pricing; 3G Data Transport Pricing; Transaction-Based Pricing

7.2.1 Minute-Based Airtime Pricing

(a) Sprint PCS will bill VMU for each minute of usage (for airtime services commonly measured in minutes of usage) at a price determined in accordance with the Cost of Service Formula attached as Schedule 1.0 and that will be reported to a limited group of VMU personnel pursuant to the process described in Schedule 1.0. During each calendar year, Sprint PCS will charge VMU for peak and off-peak usage at the rates determined in accordance with the Cost of Service Formula and reported to a limited group of VMU personnel through limited distribution of the Airtime Pricing Matrix which is based upon VMU’s Subscriber volume and End User Lifetime Value. One month after the end of each calendar quarter, Sprint PCS will adjust VMU’s position in the Airtime Pricing Matrix (and the peak and off-peak pricing applicable to VMU’s purchase of MOU based airtime services under this Section 7.2.1) based on VMU’s performance during that quarter. VMU’s pricing will then remain at that level for three months, until the next quarterly adjustment hereunder.

(b) In February of each calendar year, Sprint PCS will compare its actual Cost of Service for MOU based airtime services during the preceding year (as determined by the Cost of Service Formula) with the rates charged to VMU during such year. If the actual Cost of Service is more than $100,000 higher than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.2(b), Section 7.2.3(b) and Section 7.2.4 below, if any) Sprint PCS will invoice and VMU will pay to Sprint PCS (under the payment terms set forth in Section 7 of this Agreement) the difference between the actual Cost of Service and the rates charged during the year multiplied by the total MOUs billed to VMU during the calendar year. If the actual Cost of Service under this provision, Section 7.2.2(b) and Section 7.2.3(b) below is more than $100,000 lower than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.2(b), Section 7.2.3(b) and Section 7.2.4 below, in any), Sprint PCS will report such difference to VMU by February 28 of such calendar year and pay to VMU (in accordance with the time frames set forth in Section 7.4) the excess amounts calculated similarly.

(c) At the same time, Sprint PCS will adjust the Airtime Pricing Matrix for the next three-years to reflect any revised estimates of its Cost of Service for MOU based airtime services, based upon its revised, then current, financial business plan. As part of this adjustment Sprint PCS will extend the Airtime Pricing Matrix to again cover 4 years by adding a pricing table for an additional year reflecting its estimate of the Cost of Service for MOU based airtime services for that year (as determined by the Cost of Service Formula).

(d) Within 15 days following the close of each calendar quarter, Sprint PCS will provide VMU with a written notification (in the form attached hereto as Schedule 8.0) that includes Sprint PCS’ estimate of the percentage variance it expects in the upcoming February calculations described in subsection (b) above. VMU acknowledges that the estimate provided by Sprint is non-binding and will be based solely on the information available to Sprint PCS at the time of the estimate (which will include only a portion of the actual results in the just ended quarter, Sprint PCS forecasts and other relevant information to complete the analysis, including information provided by VMU and other resellers) and that actual result may, and in many instances will, vary from the estimate. By providing this estimate, VMU agrees that Sprint assumes no responsibility for VMU’s financial reporting and VMU understands and agrees that it is solely responsible for ensuring that appropriate disclosures are made to its investors and potential investors.

7.2.2 SMS Message Based Airtime Pricing

(a) The price for each Short Message Service (SMS) message (SMS being services commonly measured by number of messages) will be determined in accordance with the Cost of Service Formula attached as Schedule 1.1 and will be reported to a limited group of VMU personnel pursuant to the process described in Schedule 1.1. During each calendar year, Sprint PCS will charge VMU for SMS usage (messages) at the rates determined in accordance with the Cost of Service Formula and reported to a limited group of VMU personnel through limited distribution of the SMS Pricing Matrix based upon VMU’s Subscriber volume and End User Lifetime Value. One month after the end of each calendar quarter, Sprint PCS will adjust VMU’s position in the SMS Pricing Matrix (and the pricing applicable to VMU’s purchase of message based SMS services under this Section 7.2.2) based on VMU’s performance during the quarter. VMU’s pricing will then remain at that level for three months, until the next quarterly adjustment hereunder.

(b) In February of each calendar year, Sprint PCS will compare its actual Cost of Service for SMS services during the preceding year (as determined by the Cost of Service Formula) with the rates charged to VMU during such year. If the aggregate actual Cost of Service is more than $100,000 higher than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.1(b) above and Section 7.2.3(b) and Section 7.2.4 below, if any) Sprint PCS will invoice and VMU will pay to Sprint PCS (under the payment terms set forth in Section 7 of this Agreement) the difference between the actual Cost of Service and the rates charged during the year multiplied by the total number of messages billed to VMU during the calendar year. If the actual Cost of Service under this provision, Section 7.2.1(b) above and Section 7.2.3(b) below is more than $100,000 lower than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.1(b) above and Section 7.2.3(b) and Section 7.2.4 below, if any) Sprint PCS will report to VMU by February 28 of such calendar year and pay (in accordance with the time frames set forth in Section 7.4) the excess amounts calculated similarly.

(c) At the same time, Sprint PCS will adjust the SMS Pricing Matrix for the applicable years to reflect any revised estimates of its Cost of Service for SMS services, based upon its revised, then current, financial business plan. As part of this adjustment Sprint PCS will extend the SMS Pricing Matrix to again cover 4 years by adding a pricing table for an additional year reflecting its estimate of the Cost of Service for SMS services for that year (as determined by the Cost of Service Formula).

(d) Within 15 days following the close of each calendar quarter, Sprint PCS will provide VMU with a written notification (in the form attached hereto as Schedule 8.0) that includes Sprint PCS’ estimate of the percentage variance it expects in the upcoming February calculations described in subsection (b) above. VMU acknowledges that the estimate provided by Sprint is non-binding and will be based solely on the information available to Sprint PCS at the time of the estimate (which will include only a portion of the actual results in the just ended quarter, Sprint PCS forecasts and other relevant information to complete the analysis, including information provided by VMU and other resellers) and that actual result may, and in many instances will, vary from the estimate. By providing this estimate, VMU agrees that Sprint assumes no responsibility for VMU’s financial reporting and VMU understands and agrees that it is solely responsible for ensuring that appropriate disclosures are made to its investors and potential investors.

7.2.3 Megabyte-Based 3G Data Transport Pricing

(a) The price for each megabyte (“MB”) of 3G Data Transport (for 3G Data Transport service commonly measured by number of megabytes) will be determined in accordance with the Cost of Service Formula (Per MB Pricing) attached as Schedule 1.2 and will be reported to a limited group of VMU personnel pursuant to the process described in Schedule 1.2. During each calendar year, Sprint PCS will charge VMU for 3G Data Transport at the rates determined in accordance with the Cost of Service Formula (Per MB Pricing) and reported to a limited group of VMU personnel through limited distribution of the 3G Data Transport Pricing Matrix based upon VMU’s Subscriber volume and End User Lifetime Value. One month after the end of each calendar quarter, Sprint PCS will adjust VMU’s position in the 3G Data Transport Pricing Matrix (and the pricing applicable to VMU’s purchase of 3G Data Transport service under this Section 7.2.3) based on VMU’s performance during the quarter. VMU’s pricing will then remain at that level for three months, until the next quarterly adjustment hereunder.

(b) In February of each calendar year, Sprint PCS will compare its actual Cost of Service for 3G Data Transport service during the preceding year (as determined by the Cost of Service Formula) with the rates charged to VMU during such year. If the aggregate actual Cost of Service is more than $100,000 higher than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.1(b), Section 7.2.2(b) above and Section 7.2.4 below, if any) Sprint PCS will invoice and VMU will pay to Sprint PCS (under the payment terms set forth in Section 7 of this Agreement) the difference between the actual Cost of Service and the rates charged during the year multiplied by the total number of MB billed to VMU during the calendar year. If the actual Cost of Service under this provision, Section 7.2.1(b) and Section 7.2.2(b) above is more than $100,000 lower than the rates charged to VMU during the year (after combination with any adjustments calculated contemporaneously under Section 7.2.1(b) and Section 7.2.2(b) above and Section 7.2.4 below, if any) Sprint PCS will report to VMU by February 28 of such calendar year and pay (in accordance with the time frames set forth in Section 7.4) the excess amounts calculated similarly.

(c) At the same time, Sprint PCS will adjust the 3G Data Transport Pricing Matrix for the applicable years to reflect any revised estimates of its Cost of Service for 3G Data Transport services, based upon its revised, then current, financial business plan. As part of this adjustment Sprint PCS will extend the 3G Data Transport Pricing Matrix to again cover 4 years by adding a pricing table for an additional year reflecting its estimate of the Cost of Service for 3G Data Transport services for that year (as determined by the Cost of Service Formula).

(d) Within 15 days following the close of each calendar quarter, Sprint PCS will provide VMU with a written notification (in the form attached hereto as Schedule 8.0) that includes Sprint PCS’ estimate of the percentage variance it expects in the upcoming February calculations described in subsection (b) above. VMU acknowledges that the estimate provided by Sprint is non-binding and will be based solely on the information available to Sprint PCS at the time of the estimate (which will include only a portion of the actual results in the just ended quarter, Sprint PCS forecasts and other relevant information to complete the analysis, including information provided by VMU and other resellers) and that actual result may, and in many instances will, vary from the estimate. By providing this estimate, VMU agrees that Sprint assumes no responsibility for VMU’s financial reporting and VMU understands and agrees that it is solely responsible for ensuring that appropriate disclosures are made to its investors and potential investors.

7.2.4 Additional Transaction-Based Pricing

The price charged to VMU for usage for airtime services not commonly measured in minutes of use, SMS messages or per MB will be based on a similar Cost of Service Formula to be attached as an additional Schedule, subject to and based on the provisions of the Formula and Sprint PCS’ then current financial business plan and reported to a limited group of VMU personnel through a Pricing Matrix in the same manner described above. The pricing will be calculated based upon a unit of measurement commonly used to measure usage of the additional airtime service. Rounding procedures for such other metered services will be consistently applied. Costs included in the Cost of Service Formula for the MOU based airtime services, SMS message based pricing and MB based pricing described above and costs included in the calculation of any other additional transaction based pricing under this Section 7.2.4 will not be included in the Cost of Service calculation for new transaction-based pricing developed hereunder.

7.3. Pricing for Customized Services

VMU will pay for its use of the Customized Service pursuant to the applicable Cost of Service described above. VMU will pay Sprint PCS all of the Customized Service Costs. VMU will pay Sprint PCS for all or a portion of the Implementation Costs related to Customized Services as described in Section 2.5. Sprint PCS may invoice VMU periodically for such charges as they are incurred.

7.4. Invoices

Sprint PCS will provide to VMU regular invoices of charges incurred by VMU. Some charges incurred during a billing cycle may not appear until subsequent billing cycles, but VMU will not be obligated to pay for any invoiced charge related to the provision of PCS Services first received by VMU more than twenty-four (24) months after such charge has been incurred. Payment of the undisputed portion of each invoice is due by wire transfer within 10 business days of the date of VMU’s receipt of the invoice and supporting documentation, the magnetic billing tape or other mutually agreed upon billing record (“Due Date”).

7.5. Interest

Amounts not paid to either Party by the applicable due date will accrue interest at the rate of 1% per month.

7.6. Disputed Charges

VMU may, in good faith, withhold payment of the disputed portion of any invoice until the dispute is resolved or deemed resolved under this Section 7.6, provided that VMU must pay the undisputed amount of any invoice. VMU may not withhold disputed amounts from subsequent amounts that become due. If VMU disputes its charges under this Agreement, then VMU must provide to Sprint PCS written notice of the disputed charges by the Due Date and a detailed explanation of the nature of the dispute within 60 days after the Due Date of the invoice on which the disputed amount first appears. If VMU fails to dispute charges within 60 days of the Due Date, VMU will be deemed to have waived any right to dispute such charges. Within 30 days of receipt of such explanation from VMU, Sprint PCS will provide VMU with its good faith determination regarding disputed charges and, if appropriate, will credit VMU’s account within the 30 day period. If Sprint PCS determines that all or part of VMU’s disputed charges were not disputed in good faith or that the basis of such dispute is not valid or is incorrect, Sprint PCS will provide VMU written notice of such determination and any amounts withheld by VMU will be due and owing under the terms of this Agreement within 10 days of receipt of Sprint PCS’ written determination. If VMU disagrees with such determination by Sprint PCS the matter will be resolved in accordance with the dispute resolution process described in Section 17 below, except to the extent such disagreement relates to the Cost of Service Formula or the determinations thereunder, in which case the audit rights described in Schedule 1.0 control.

7.7. Taxes and other Government Fees

VMU will provide to Sprint PCS valid and complete resale or other exemption certificates or other documents substantiating exemption for PCS Service purchased from Sprint PCS and resold to End Users. After receipt of such certificates or other documents, Sprint PCS will not levy any government fees, including, but not limited to universal service fees, on VMU. VMU is solely responsible for the computation, billing, and collection of all applicable Taxes and other fees and charges levied by Governmental Authorities with respect to services purchased from Sprint PCS and resold by VMU. VMU is solely responsible for the timely and accurate remittance of such to the appropriate Governmental Authorities. If Sprint PCS is required to remit such amounts directly to a Governmental Authority, Sprint PCS will invoice VMU for such amounts and provide supporting documentation.

7.8. Adjustments for PCS Service Outages

Outages of PCS Service will be identified in Sprint PCS’ reports and based on Sprint PCS’ standard network monitoring and operations procedures. Sprint PCS will not provide adjustments on VMU’s invoice for PCS Service outages.

8. VMU Rights and Obligations

8.1. Handsets

8.1.1. Compatibility

VMU will use, and will require its End Users to use, only handsets that:

(a) are compatible with the PCS Service and the Facilities;

(b) comply with Sprint PCS’ requirements for compatibility of handsets with the PCS Service and the Facilities, including the successful completion of Sprint PCS’ handset certification process described above and the use of the Handset Proprietary Information licensed to Sprint PCS under Section 8.1.3; and

(c) comply with all applicable FCC or state legal requirements for compatibility of handsets with the PCS Service and the Facilities.

When VMU becomes aware that any handset used by an End User does not comply with the standards set forth in this Section 8.1.1, VMU will use commercially reasonable efforts to ensure that the handset is not used and, if necessary, terminate the use, or terminate the Virgin Mobile Service to the offending End User. Provided that the handsets meet the requirements of this Section, VMU will have sole discretion regarding the type and variety of handsets that it sells to End Users.

8.1.2. Conversion of Sprint PCS Phones

Neither VMU nor its Affiliates will activate or add to its billing data (i) a new (never activated) Sprint PCS branded device, (ii) an activated Sprint PCS branded device in a Customer account, or (iii) a deactivated Sprint PCS branded device that was in an activated Customer account at any time during the 60 days prior to VMU’s request for activation.

Neither VMU nor its Affiliates will specifically target market customers to switch from Sprint PCS’ or any of its Affiliates’ services to VMU’s or any of VMU’s Affiliates’ services except as specifically agreed in writing by the Parties.

8.1.3. License to Use Certain Handset Proprietary Information in Handsets Using the Virgin Mobile Service

For the term of and subject to this Agreement, Sprint PCS grants to VMU a non-transferable, royalty-free, non-exclusive license to use and sell at retail the Handset Proprietary Information, in object code form, solely to permit VMU and End User’s to use the Virgin Mobile Service. Except as provided in this Section 8.1.3, VMU may not assign or sublicense any of its license rights or copy, change, alter or modify the Handset Proprietary Information.

8.1.4. No Sprint PCS Responsibility

Except as provided in this Agreement, Sprint PCS will not be required to make any changes, modifications or additions to its equipment, operations or Facilities to accommodate VMU or the handsets provided by VMU. Sprint PCS will not be responsible to VMU or any End User for the operation, testing or maintenance of any handsets. Sprint PCS also will not be responsible for VMU’s handsets during transportation, handling, transfer, loading or unloading or any other time, except as otherwise agreed by the Parties.

8.1.5. Provision of ESN

Before VMU makes handsets available for sale to End Users or retailers in connection with providing Virgin Mobile Service, VMU will provide to Sprint PCS the ESN and relevant handset data for each End User handset in accordance with the ESN notification procedures agreed among Sprint PCS, VMU, any VMU handset fulfillment vendor and handset manufacturers.

8.2. VMU Staff

8.2.1. General

VMU will provide, at its sole expense, an adequate and properly trained staff:

(a) to market Virgin Mobile Service and to support and train End Users with respect to the Virgin Mobile Service; to receive, investigate, and verify complaints from End Users relating to PCS Service or Virgin Mobile Service; and

(b) as necessary to otherwise support its efforts under this Agreement.

VMU will report any trouble with respect to the Virgin Mobile Service to Sprint PCS only upon reasonable verification that the trouble is due to reasons other than misuse or malfunctioning of End User handsets, the failure of those handsets to meet standards for compatibility with PCS Service or other elements or conditions within the reasonable control of VMU.

8.2.2. No Sprint PCS Responsibility or Liability for VMU Staff

The staff employed or contracted for by VMU to perform services for VMU are not employees or agents of Sprint PCS and VMU assumes full responsibility and liability for their acts and omissions, including compliance by its staff (including contractors) with this Agreement, applicable federal, state and local laws, regulations, and judicial or regulatory orders, and relevant industry standards. All staff will be employed or contracted for at VMU’s sole expense and VMU will be solely responsible for all employment benefits and withholding issues, including, workers’ compensation, disability benefits, unemployment insurance or withholding income taxes and social security.

8.3. VMU’s Responsibility and Liability

Except as otherwise provided in this Agreement or in the Operations Manual, VMU will be responsible and liable for all services, such as End User credit verification, billing, collection,

customer service, and all support necessary to provide Virgin Mobile Service and for all risks and expenses in connection with, related to or arising out of the provision of Virgin Mobile Service. VMU will not make any representation, warranty or covenant to any End User that would misrepresent or conflict with this Agreement. VMU may provide written terms and conditions of service to End Users. Upon Sprint PCS’ request, VMU will provide to Sprint PCS materials that VMU makes available to any End User for Sprint PCS’ review to determine compliance with this Agreement. VMU may delete non-public price information prior to submitting those materials for Sprint PCS’ review. Sprint PCS will notify VMU if it deems any sections to require modification or deletion in order to ensure compliance with this Agreement and VMU will seek to ensure compliance with Sprint PCS’ reasonable request. VMU will not use any information about its End User’s data usage for any improper or unlawful purpose and it will protect the information in accordance with its own privacy policies.

8.4. VMU’s Responsibility for Fraud

VMU will not engage in fraudulent activities. VMU is responsible for all costs and procedures associated with End User fraud, such as subscription fraud, usage on lost or stolen handsets that VMU fails to deactivate, or fraud occurring in connection with VMU’s agents, employees or representatives, such as employee-related theft. VMU is responsible for all “Cloning Fraud” as set forth in Section 9.3 and fraud on a Roaming provider’s network as set forth in Section 9.2.2.

8.5. Interference

VMU’s agents, employees, representatives and End Users may not interfere with the Facilities, the Sprint PCS Network or the PCS Service in a way as to impair the quality of service provided by Sprint PCS to its Customers. Notwithstanding this prohibition, upon discovery of the interference by either Sprint PCS or VMU, the Party discovering the interference will promptly notify the other Party and VMU will promptly order the agent, employee, representative or End User to cease the act(s) constituting the interference. Sprint PCS, concurrent with notice to VMU, may terminate the PCS Service to the End User and require VMU to take appropriate action to eliminate the use or interference by the agent, employee, representative or End User.

8.6. VMU’s Reports to Sprint PCS

VMU will provide to Sprint PCS, quarterly, no later than 15 days following the end of a quarter, on a per Market basis a rolling 18 month forecast of increases and decreases of End Users, call volumes and any other information or report required under the Operations Manual. In addition, VMU will provide such reports as necessary to make the adjustments described in Section 7.

8.7. No Disparagement

Neither Party nor any of their Affiliates will develop a program, policy or otherwise direct its employees to intentionally disparage the products and services of the other party in a manner outside of the normal competitive environment in which each Party is distributing and selling its products and services. If either Party demonstrates to the other Party that such intentional disparagement has occurred, the offending Party agrees to direct (in writing with a copy to the non-offending Party) the personnel involved to promptly cease such disparagement.

8.8. Non Solicitation

VMU shall not solicit for employment any employee of Sprint PCS or its Affiliates, without the consent of Sprint PCS; provided, however, that this Section 8.8 shall not preclude VMU from interviewing, discussing terms of employment with or hiring an employee of Sprint PCS or any of its Affiliates that responds to any generalized search by VMU for employees through media advertisements, employee search firms or otherwise.

9. Sprint PCS’ Rights and Obligations

9.1. Modifications

Sprint PCS may, from time to time, in its sole discretion, change or update the Facilities or Sprint PCS’ operations, equipment, software, procedures or services. Sprint PCS will not be liable to VMU or to End Users if those modifications, changes or updates require changes to, updates of or modifications of VMU’s or End Users’ handsets or other products, accessories, systems or procedures. Sprint PCS may, in its sole discretion, offer services or products that are not part of the PCS Service. Sprint PCS will use the same efforts to avoid any material adverse impact on End Users that it uses to avoid material adverse impacts on its Customers.

9.2. Roaming Services

9.2.1. General

Sprint PCS will make Roaming available to VMU in areas in which Sprint PCS has a Roaming agreement on the terms and conditions contained in that agreement and the prices set forth in the applicable Cost of Service Formula. VMU hereby acknowledges and agrees that Sprint PCS is not responsible for the billing practices, service charges or availability of Roaming provided by Roaming providers, and that Sprint PCS is not obligated to provide Roaming in areas in which Sprint PCS has not entered into Roaming agreements or loses its Roaming agreements. Manual Roaming may be available dependent on the arrangements established and the level of service provided by each Roaming provider.

9.2.2. Disputes Concerning Roaming Sprint PCS’ Charges and Other Terms and Provisions

If a material dispute concerning a Roaming provider’s charges or other terms and conditions occurs, Sprint PCS will process the dispute with the Roaming provider in accordance with Sprint PCS’ Roaming agreement. Roaming fraud is VMU’s responsibility.

9.2.3. Blocking Roaming

Until such time as VMU provides thirty (30) days prior notice of its request that Sprint cease blocking Roaming for all its End Users, Sprint shall remove all Roaming switches from the list of switches permitted to complete calls for VMU’s End Users. As a result of circumstances outside of Sprint’s control, however, a Roaming switch may at times complete a Roaming call for an End User(s). In such case, VMU will be liable for Roaming charges at the rate set forth in the “Roaming” subsection of Section VI, “Other Pricing,” Schedule 1.0. Sprint may also request that VMU use commercially reasonable efforts to block Roaming on its Integrated Service Control Point (ISCP).

9.3. Sprint PCS Network Fraud Detection and Responsibility

While Sprint PCS will use commercially reasonable efforts to assist VMU to detect fraudulent calls made using VMU’s MIN’s as described in the Operations Manual, Sprint PCS is not liable to VMU for such fraudulent calls. The terms “fraudulent calls made using VMU’s MIN’s” means calls associated with the loading by an unrelated and independent third party of a MIN/ESN combination onto a wireless device to use the PCS Service, as more specifically defined in the Operations Manual as “Cloning Fraud”. Sprint PCS makes no guarantee that any or all Cloning Fraud will be detected.

9.3.1. Suspecting Cloning Fraud on the Sprint PCS Network

In case of suspected Cloning Fraud, Sprint PCS will not terminate PCS Service to that MIN, unless VMU directs Sprint PCS to terminate PCS Service after VMU has exhausted its efforts to terminate PCS Services to its End User MIN’s. If VMU directs Sprint PCS to terminate service to the affected MIN, Sprint PCS will, in a commercially reasonable manner, promptly terminate the service to such MIN. VMU will be responsible for all charges associated with such MIN.

9.3.2. Definitive Cloning Fraud on the Sprint PCS Network

In case of definitive Cloning Fraud, Sprint PCS may terminate service to the affected MIN concurrently with notice of detection to VMU. Failure of authentication may be considered definitive Cloning Fraud. VMU is responsible for all Cloning Fraud and any other fraud or similar activity on the End User account.

9.4. Wiretapping and Subpoena Compliance

9.4.1. Electronic Surveillance

If a law enforcement agency issues a court order to VMU relating to electronic surveillance of an End User MIN, VMU shall confirm all End User information contained in said court order to such law enforcement agency and will promptly contact the Sprint PCS representative designated in the Operations Manual to perform the electronic surveillance. If VMU either: (a) fails to confirm the End User information as requested in the court order; or (b) fails to promptly contact the Sprint PCS representative designated for technical assistance in performing the electronic surveillance, and if Sprint PCS is fined by a court of law as a direct result of VMU’s failure described in (a) or (b) above, VMU will reimburse Sprint PCS for the amount of such fine.

9.4.2. Subpoena Compliance

If a law enforcement agency contacts VMU with a subpoena relating to End User MIN billing records or End User information, including but not limited to, End User name, address and credit information, VMU must honor the subpoena by providing the requested information to such law enforcement agency within the timeframe specified in the subpoena. If the subpoena requests information not provided by Sprint PCS to VMU in its normal billing practice, VMU must promptly contact the Sprint PCS representative designated in the Operations Manual for assistance in compliance so that the timeframe specified in the subpoena can be met. If VMU either: (a) fails to provide the End User phone records requested in the subpoena; (b) fails to provide the End User phone records requested in the subpoena within the timeframe specified in the subpoena; or (c) fails to promptly contact the designated Sprint PCS representative for assistance when the subpoena requests information not provided by Sprint PCS to VMU in its normal billing practice, and if Sprint PCS is fined by a court of law as a direct result of VMU’s failure described in (a), (b) or (c) above, VMU will reimburse Sprint PCS for the amount of such fine.

9.5. Sprint PCS’ Reports to VMU

Sprint PCS will provide to VMU the reports specified in the Operations Manual and in Schedules 1.0, and 1.1 with regard to the pricing for products and services under this Agreement.

9.6. Sprint PCS Staff; No VMU Responsibility or Liability for Sprint PCS Staff

The staff employed or contracted for by Sprint PCS to perform services for Sprint PCS are not employees or agents of VMU, and Sprint PCS assumes full responsibility and liability for their acts and omissions, including compliance by its staff (including contractors) with this Agreement, applicable federal, state and local laws, regulations, and judicial or regulatory orders, and relevant industry standards. All staff will be employed or contracted for at Sprint PCS’s sole expense.

9.7. Conversion of VMU Phones

Neither Sprint nor its Affiliates will activate or add to its billing data (i) a new (never activated) VMU branded device, (ii) an activated VMU branded device in an End User account, or (iii) a deactivated VMU branded device that was in an activated End User account at any time during the 60 days prior to Sprint PCS’s request for activation.

Neither Sprint nor its Affiliates will specifically target market customers to switch from VMU’s or any of its Affiliates’ services to Sprint PCS’ or any of its Affiliates’ services except as specifically agreed in writing by the Parties.

9.8. Non Solicitation

Sprint PCS shall not solicit for employment any employee of VMU or its Affiliates, without the consent of VMU; provided, however, that this Section 9.8 shall not preclude Sprint PCS from interviewing, discussing terms of employment with or hiring an employee of VMU or any of its Affiliates that responds to any generalized search by Sprint PCS for employees through media advertisements, employee search firms or otherwise.

9.9. VMU Board of Directors Participation

During the term of this Agreement (not including any Transition Period), unless Sprint PCS otherwise has the right, other than pursuant to this Agreement, to designate one or more members of the Board of Directors (or similar governing body) of VMU then Sprint PCS will have the right to designate one member of the Board of Directors (or similar governing body) of VMU. At Sprint PCS’ sole discretion, it may waive its designation right altogether or alternatively designate a observer to the Board of Directors of VMU who will not have a vote on the Board of Directors, but who will have the ability to participate in the meetings of the Board of Directors, consult with VMU management and periodically examine the books and records of VMU.

10. Audit

10.1. General

Each Party will maintain complete and accurate records for at least three years following the period covered by such records and for 12 months following expiration of all post-agreement payment obligations of either Party. Such records will be kept in a consistent form to substantiate the monetary payment, reporting and other obligations under this Agreement other than as described in Section 10.3 below. Each Party may, upon reasonable prior written notice, conduct during the other Party’s regular business hours, and in accordance with applicable law and reasonable security requirements (including, but not limited to, the confidentiality and non-disclosure obligations particular to the Formula), audits of those records so maintained. Either Party may seek a general audit of the other Party no more than once every 12 months and only for all or a portion of the 3 year time period immediately preceding the audit request. In addition, each Party may seek limited specific audits of specific disputed payment and reporting obligations, including, if applicable, obligations related to Roaming, no more than once every 3 months. These audit rights survive until the period ending 12 months following conclusion or expiration of all post-agreement payment obligations of all Parties under this Agreement. The Parties agree that this Section does not supersede the confidentiality and non-disclosure obligations particular to the Formula.

10.2. Procedure

Audits under Section 10.1 will be conducted as follows: (a) the audited Party may require the auditing Party’s employees or agents to conduct the audit on the premises of the audited Party, (b) the audited Party may have an employee or representative present at all times during the audit, (c) the auditing Party will not have direct access to the audited Party’s computer database without the consent of the audited Party, and (d) the auditing Party may review only those specific records of the audited Party directly related to the obligations of the audited Party under this Agreement and not those records specifically identified as highly confidential and not subject to disclosure under any instances, as described in Schedules 1.0 and 1.1 of this Agreement. Any representative or agent of a Party that participates in the audit may be required to execute and deliver a non-disclosure agreement in favor of the Party being audited. The audited Party will cooperate in good faith with the auditing Party. The auditing Party will pay all costs incurred by either Party in connection with those audits, including a reasonable charge for the services of any employee of the audited Party directly involved in the audit. The audited Party may have the results of any audit reviewed by the audited Party’s internal auditing staff or by the audited Party’s independent accountants who then audit the financial statements of the audited Party (“Independent Auditors”). The audited Party will bear all costs of an internal or Independent Auditors’ review. Following an audit, the audited Party must use its commercially reasonable efforts to correct promptly any deficiencies related to performance uncovered by an audit.

10.3. Cost of Service Formulas

This Section 10 does not apply to verification or audit of payment, reporting and other obligations related to the Cost of Service Formulas. The terms of such verification or audit are set forth in Schedules 1.0 and 1.1 of this Agreement.

11. Limitations of Warranties and Liabilities

11.1. No Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SPRINT PCS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PCS SERVICE OR, IF APPLICABLE, ANY EQUIPMENT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. ALL WARRANTIES ARE EXPRESSLY DISCLAIMED, NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN ANY OTHER DOCUMENT. SPRINT PCS DOES NOT AUTHORIZE ANYONE TO MAKE ANY WARRANTY ON ITS BEHALF AND VMU SHOULD NOT RELY ON ANY SUCH STATEMENT. VMU EXPRESSLY ACKNOWLEDGES THAT SPRINT PCS IS NOT THE MANUFACTURER OF ANY EQUIPMENT.

11.2. Limitations on Liability

11.2.1. Direct Damages

EXCEPT WITH REGARD TO PAYMENT OBLIGATIONS AND AS OTHERWISE PROVIDED IN THIS AGREEMENT, EITHER PARTY’S ENTIRE LIABILITY FOR DIRECT DAMAGES TO THE OTHER PARTY WILL NOT EXCEED AN AMOUNT EQUAL TO $10,000,000.

11.2.2. No Liability for Certain Special and Indirect Damages

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY IS LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT.

11.2.3. Willful Misconduct

THE LIMITATIONS OF LIABILITY SET FORTH IN SECTIONS 11.2.1 AND 11.2.2 ABOVE DO NOT APPLY TO CLAIMS ARISING FROM THE WILLFUL MISCONDUCT OF A PARTY.

11.2.4. Gross Negligence

THE LIMITATIONS OF LIABILITY SET FORTH IN SECTION 11.2.1 ABOVE DO NOT APPLY TO CLAIMS ARISING FROM THE GROSS NEGLIGENCE OF A PARTY.

12. Intentionally Omitted

13. Insurance

VMU must, during the term (and including any Transition Period) of this Agreement and at its sole expense, obtain and keep in force, the following insurance: (a) Commercial General Liability Coverage in limits not less than $3,000,000 for each occurrence (combined single limit), with Sprint PCS named as additional insured in the policy as its interests may appear; and (b) Worker’s Compensation and Employer’s Liability insurance. The provision of insurance required in this Agreement will not be construed to limit or otherwise affect the liability of VMU to Sprint PCS.

14. Indemnification

14.1. General Cross-Indemnification for Third Party Claims

Each Party (the “Indemnitor”) agrees to indemnify and defend the other Party and its directors, officers, employees, agents, successors and assigns (separately and collectively, the “Indemnitee”) from and against any third party liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) for property damage or personal injury which may be assessed against or incurred by the Indemnitee relating to or arising out of:

(a) any negligent, grossly negligent or intentional misconduct or omission of the Indemnitor or its directors, officers, employees, agents, successors and assigns in connection with the provision or use of PCS Service under this Agreement; or

(b) any violation by the Indemnitor or its directors, officers, employees, agents, successors and assigns of 47 U.S.C. Section 222.

except (in each case) to the extent caused by the Indemnitee. The limitations in Section 11 do not apply to violations of this Section 14.1.

14.2. Additional Indemnification by VMU

VMU agrees to indemnify and defend Sprint PCS and its directors, officers, employees, agents, successors and assigns (separately and collectively, the “Sprint PCS Indemnitee”) from and against all liabilities, claims, demands, losses, damages, costs and expenses (including any penalty, interest and reasonable attorneys’ fees) which may be assessed against or incurred by the Sprint PCS Indemnitee relating to or arising out of:

(a) libel, slander, infringement of copyright, or invasion of privacy from the material transmitted over the Facilities by VMU or End Users;

(b) any wiretapping or other surveillance that VMU may direct Sprint PCS to undertake;

(c) infringements of the Sprint PCS Indemnitee’s intellectual property rights by VMU, its End Users, contractors, agents, and other persons or entities acting for or on behalf of VMU;

(d) any third party formal or informal complaint, including complaints regarding the coverage maps, performance, quality, functionality or any other claim related to Virgin Mobile Service provided to End Users;

(e) VMU’s failure to accurately calculate or bill appropriate taxes on services and usage purchased from Sprint PCS and resold to End User;

(f) VMU’s failure to remit Taxes and other levies by Governmental Authorities or under Governmental Authorities’ order on a timely and accurate basis; or

(g) any claims from its End Users or any third party relating to any unauthorized use or publication of any End User’s MIN or other personal information or for any claims relating to content accessed using the Sprint PCS Data Services;

in each case, provided that the Sprint PCS Indemnitee did not cause such liabilities, claims, demands, losses, damages, costs or expenses to arise.

The limitations in Section 11 do not apply to violations of this Section 14.2.

14.3. Additional Indemnification by Sprint PCS

Sprint PCS agrees to indemnify and defend VMU and its directors, officers, employees, agents, successors and assigns (separately and collectively, the “VMU Indemnitee”) from and against all liabilities, claims, demands, losses, damages, costs and expenses (including any penalty, interest and reasonable attorneys’ fees) which may be assessed against or incurred by the VMU Indemnitee relating to or arising out of:

(a) Sprint PCS willful misconduct with respect to wiretapping or other surveillance that VMU may direct Sprint PCS to undertake in accordance with the terms and provisions of this Agreement; and

(b) claims of VMU infringement of intellectual property rights related to the products or services provided to VMU by Sprint PCS under this Agreement. in each case, provided that the VMU Indemnitee did not cause such liabilities, claims, demands, losses, damages, costs or expenses to arise.

The limitations of Section 11 do not apply to violations of this Section 14.3.

15. Breach, Remedies and Early Termination of the Agreement

15.1. State of Default

If any of the following occur (each a “Default” and the Party triggering such Default a “Breaching Party”):

(a) Sprint PCS or VMU fails to make a payment of money (other than any payment that is being disputed in good faith by VMU under the applicable terms and provisions of this Agreement with respect to VMU disputes of amounts due and owing under this Agreement) which failure continues for more than 30 days after written notice from the other Party;

(b) Sprint PCS or VMU fails to comply with any material representation, warranty, obligation or covenant set forth in this Agreement, which failure (1) either (A) continues for a period of more than 30 consecutive days after receipt of written notice from the non-breaching Party specifying the breach or (B) is of a nature to require more than 30 consecutive days (after receipt of notice from the non-breaching Party specifying the breach) to cure and continues for a period of more than the longer of (x) 120 consecutive days or (y) the period reasonably required to cure and (2) is materially damaging to the other Party;

(c) Sprint PCS or VMU or their respective permitted successors or assigns ceases to do business as a going concern;

(d) Sprint PCS or VMU is unable or admits its inability to pay its debts as they become due; or

(e) Sprint PCS or VMU institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within 30 days, under any bankruptcy act, insolvency law or any law for the relief of debtors, has a receiver appointed for the Party which appointment is not dismissed, vacated or stayed within 30 days, or executes a general assignment for the benefit of creditors;

then:

(i) if Sprint PCS is the Breaching Party, then VMU may, upon written notice to Sprint PCS within 6 months of the expiration of any applicable cure period for such breach, terminate this Agreement, subject to the Transition Period described in Section 15.3 below; and

(ii) if VMU is the Breaching Party, then Sprint PCS may, at any time within 90 days of the expiration of any applicable cure period for such breach, terminate this Agreement, subject to the Transition Period described in Section 15.3 below.

15.2. Early Termination by Sprint PCS

15.2.1. Market Changes

Sprint PCS may terminate this Agreement in its entirety without any liability by giving VMU at least 30 days’ prior written notice, if neither Sprint PCS nor any of its Affiliates is licensed by a Governmental Authority to provide PCS Service in all or a substantial part of the Markets. Sprint PCS may delete a Market from Schedule 4.0 at any time without any liability by giving VMU at least 30 days prior written notice, if neither Sprint PCS nor any of its Affiliates is licensed by a Governmental Authority to provide PCS Service in that Market. No Transition Period will apply to termination pursuant to this Section.

15.2.2. Change of Control

VMU will provide Sprint PCS a written notice as soon as reasonably practicable if it enters into a transaction that, if consummated in accordance with its terms, would constitute a Change of Control Event. If the Change of Control Event involves a Direct Strategic Competitor of Sprint PCS, then Sprint PCS may, during the period beginning with receipt of notice from VMU and ending 90 days following the consummation of any such transaction, terminate this Agreement by providing written notice to VMU of its intention to terminate this Agreement and subject to a Transition Period described in Section 15.3.1(v) below.

15.2.3. Termination of Virgin Trademark License Agreement

VMU will provide Sprint PCS a written notice as soon as reasonably practicable upon VMU’s receipt of a notice of termination of the VTLA for Virgin Enterprises Limited related to an Adverse Change of Control (as such term is defined in the VTLA) under the terms of the VTLA. Sprint PCS may, during the period beginning with receipt of notice from VMU and ending 90 days following receipt of such notice, terminate this Agreement by providing written notice to VMU of its intention to terminate this Agreement subject to a Transition Period described in Section 15.3.2 (vi).

15.3. Transition Periods

15.3.1 Transition Period Duration

Upon giving of notice of termination or the expiration of this Agreement, Sprint, at VMU’s (or its successor in interest) request, will continue to provide PCS Service to VMU for a Transition Period as described below (the “Transition Period”), subject to the terms set forth below. At the end of the applicable Transition Period, Sprint may terminate PCS Service to VMU and the End Users on the Sprint Network without incurring any liability.

(i) If VMU is the Breaching Party, the Transition Period for termination under Sections 15.1(a) or 15.1(b) is 30 days after the date of notice of termination by Sprint and no new End Users will be added on the Sprint Network after the date of the notice of termination.

(ii) If Sprint PCS is the Breaching Party, the Transition Period for termination under Sections 15.1(a) or 15.1(b) is 24 months after the date of notice of termination by VMU and no new End Users will be added on the Sprint Network after the date of the notice of termination.

(iii) Regardless of the identity of the Breaching Party, the Transition Period for termination under Sections 15.1(c), 15.1(d) or 15.1(e) is 24 months after the date of notice of termination by the non-breaching Party and no new End Users will be added on the Sprint Network after 60 days following of the notice of termination.

(iv) For termination of the Agreement or any Market under Section 15.2.1, there is no Transition Period.

(v) For termination under Section 15.2.2, the Transition Period is 24 months after the date of notice of termination by Sprint PCS and no new End Users will be added on the Sprint Network after 60 days following of the notice of termination.

(vi) For termination under Section 15.2.3, the Transition Period is 24 months after the date of notice of termination by Sprint PCS and no new End Users will be added on the Sprint Network following of the notice of termination.

15.3.2 Applicable Terms During Transition Period

Except as set forth below, this Agreement will remain in effect with respect to all VMU service offerings.

(i) Sections 2.7.1 and 2.7.2 will not apply during the applicable Transition Period. For the avoidance of doubt, at any time during the applicable Transition Period, VMU may acquire Mobile Voice and Data Services from, and transfer some or all of its End Users to a network of another provider.

(ii) Sprint PCS’ obligation to provide new Core Network Services or Net Network-Connected Services in Sections 2.2.2 and 2.3.2 will be limited such that Sprint PCS will only have the obligation to provide such new Core Network Services or New Network-Connected Services to the extent that it provides such service to other comparably situated purchasers of its services.

(iii) During the applicable Transition Period, the price protection clause set forth in the Cost of Service Formula will no longer apply.

(iv) During the applicable Transition Period, Sprint PCS will no longer have any obligations with regard to development of Customized Services.

(v) If, during any Transition Period, there is a subsequent Default or other event giving rise to a termination right under this Agreement, at the election of the non-breaching Party or the Party with termination rights under this Agreement, the Transition Period will be shortened to the Transition Period applicable to such subsequent Default or other event.

15.4. Effect of Termination

Termination of this Agreement is without prejudice to any other right or remedy of the Parties under this Agreement. Termination of this Agreement for any cause does not release either Party from any existing liability or from any obligation that is drafted to survive the termination. VMU will remain responsible for its obligations to its agents and End Users. Upon expiration, Sprint PCS may terminate PCS Service to VMU (or its successor in interest) and the End Users on the Sprint PCS Network without incurring any liability.

16. Restrictions on Transfer

16.1. Non-Transferable

Except as provided in Sections 16.2 and 16.3 below, during the term of this Agreement , VMU may not, either directly or indirectly, sell or otherwise transfer all or any part of its End User accounts, unless the sale or other transfer is made with the prior written consent of Sprint PCS.

16.2. Transition of Services to Successor Carrier

The restriction in Section 16.1 above does not apply with respect to the transition of services to a successor carrier during any Transition Period provided that VMU remains such End Users service provider and continues its business as a going concern under the Virgin Mobile brand.

16.3. Right of First Offer

(a) If VMU wishes to Transfer (defined below) all or any portion of its End User Accounts (the “Offered Accounts”), VMU shall deliver a written offer (the “Transfer Notice”) to Sprint PCS, certifying the date of its issuance and stating: (i) a description of the Offered Accounts; and (ii) the Transfer Price (defined below) and other material terms upon which VMU proposes to transfer each of such Offered Accounts including, but not limited to, the period during which VMU is subject to any limitation on its ability to market products or services to the End Users that are subject to such proposed transfer (or any comparable non-solicitation restriction).

(b) Sprint PCS shall have the right, but not the obligation, to elect to purchase all (but not less than all) of the Offered Accounts at the price and upon the terms contained in the Transfer Notice. In the event that Sprint PCS shall elect to purchase the Offered Accounts, it shall deliver to VMU a written election to purchase the Offered Accounts within sixty (60) days from the date of receipt of the Transfer Notice, and the closing of the Transfer of the Offered Accounts to Sprint PCS shall take place within ninety (90) days from the date of receipt of the Transfer Notice.

(c) If, upon the expiration of the sixty (60) day notice period provided for in subsection (b) above, Sprint PCS shall not have made an election to purchase the Offered Accounts, the Right of First Offer shall expire as to that particular offer, but shall remain in full force and effect with respect to all material modifications of that offer and all future offers. VMU shall have the right, except as provided in subsection (d) below, to Transfer all (but not less than all) of the Offered Accounts to any Person or Persons, at a price and upon terms and conditions which are no less advantageous to VMU than those contained in the Transfer Notice, if that Transfer takes place in accordance with the terms of a definitive agreement or agreements (subject solely to requisite regulatory approvals) entered into not later than ninety (90) days after the expiration of the sixty (60) day period provided for in subsection (b) above.

(d) The term “Transfer” means any sale, exchange, assignment, transfer, gift or other disposition of any kind, whether voluntary, involuntary or by operation of law. The term “Transfer Price” shall mean the price stated in a Transfer Notice (which price must be payable solely in cash) and is the cash price at which VMU offers to Transfer each of its Offered Accounts.

17. Dispute Resolution

In the event there is a dispute between the Parties regarding the interpretation of this Agreement or either Party’s performance under this Agreement (a “Dispute”), the Parties shall attempt to resolve such Dispute in accordance with this Section 17.

(a) Upon written request of either Party (the “Resolution Request”), the Dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each Party (the “Integrated Action Team”). The Integrated Action Team shall meet as often as necessary to gather and furnish to each Party all information with respect to the matter in issue, which is appropriate and germane for its resolution. The Integrated Action Team shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of further action relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement (other than information that is subject to heightened confidentiality and non-disclosure protections under the terms and provisions of Schedule 1.0 and 1.1 of this Agreement) and the Dispute will be honored in order that such Party may be fully advised of the other’s position. The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other.

(b) If the Dispute is not fully resolved by the Integrated Action Team within fifteen (15) business days after the delivery of the Resolution Request, then either of the Parties may request that the Dispute be escalated to the Designated Officers of the Parties (the “Escalation Request”), after which, within fifteen (15) business days of the delivery of the Resolution Request, each of the Parties shall prepare and send to the Designated Officers of the Parties, respectively, a memorandum stating its understanding of the matter subject to the Dispute, its position in relation to such matter, its reasons for taking such position and any proposals for resolving the Dispute. The Designated Officers shall as soon as reasonably practicable (within at least fifteen (15) business days after the Dispute has been referred to such Designated Officers or as such Designated Officers shall otherwise agree) meet (in person or by telephone) to discuss the Dispute and use their reasonable best efforts to resolve it. For purposes of this Section 17, “Designated Officers” shall mean (i) with respect to Sprint PCS, Sprint PCS’ Vice President of Strategic Partnerships or such other officer as may be designated by Sprint PCS and (ii) with respect to VMU, VMU’s CEO or President or such other officer as may be designated by VMU.

(c) Nothing in this Section 17 is intended to modify, expand or limit either Party’s substantive rights under any conflicting provisions of this Agreement. The purpose of this Section 17 is to outline a process whereby disputes or misunderstanding related to other provisions of this Agreement can be resolved. Notwithstanding anything in this Agreement to the contrary, either Party may resort to court action for injunctive relief at any time if the dispute resolution process set forth in this Section would permit or cause irreparable damage to such Party due to delay arising out of the dispute resolution process.

18. Intellectual Property Rights

18.1. Property Rights for Preexisting and Independently Developed Intellectual Property.

VMU retains all right, title and interest in and to the materials, services, equipment, drawings, software or data that are preexisting or that are developed by VMU outside of the scope of this Agreement. Sprint PCS retains all right, title and interest in and to the existing Facilities, Handset Proprietary Information, Core Network, Core Network Services, Network-Connected Elements, Network-Connected Services and Sprint PCS Web Services, and any other services, materials, equipment, drawings, software or data that are preexisting or that are developed by Sprint PCS outside of the scope of this Agreement.

18.2. Property Rights for Facilities, Handset Proprietary Information, Core Network, Core Network Services and Sprint PCS Web Services

As between Sprint PCS and VMU, for purposes of this Agreement, Sprint PCS owns (i) the Facilities, Handset Proprietary Information, Core Network, Core Network Services and Sprint PCS Web Services; (ii) all related improvements, modifications and derivative works to the Facilities, Handset Proprietary Information, Core Network, Core Network Services and Sprint PCS Web Services including all new Core Network Services and Customized Services that are Core Network Services, and (iii) all intellectual property rights in and relating to any of the foregoing. Sprint PCS will retain ownership rights to the Customized Services that are Core Network Services, including those services paid for by VMU. If VMU devises, develops, conceives or otherwise creates any work product to be integrated into the Facilities, Handset Proprietary Information, Core Network, Core Network Services or Sprint PCS Web Services, VMU assigns and agrees to assign to Sprint PCS all such work product and all intellectual property rights in and relating to such work product. Nothing in this Agreement, will be construed to convey to or grant VMU any intellectual property rights in the Facilities, Handset Proprietary Information, Core Network, Core Network Services or the Sprint PCS Web Services, including any new Core Network Services or any Customized Services that are Core Network Services. VMU acknowledges that it shall not at any time do or omit to do anything which is likely to prejudice Sprint PCS rights in the Facilities, Handset Proprietary Information, Core Network, Core Network Services or the Sprint PCS Web Services. The term “intellectual property rights” means any right existing now or in the future, under patent law, copyright law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any similar proprietary right. Sprint PCS has the right to patent or otherwise protect such work product and intellectual property rights as it sees fit.

18.3. Property Rights for Network-Connected Elements and Network-Connected Services

As between Sprint PCS and VMU, for purposes of this Agreement, Sprint PCS owns (i) the Network-Connected Elements, the existing and new Network-Connected Services, and the Customized Services that are Network-Connected Services provided by Sprint PCS pursuant to 2.5.2(a) and 2.5.2(b); (ii) all related improvements, modifications and derivative works to such elements and services; and (iii) all intellectual property rights in and relating to any of the foregoing. Sprint PCS will retain ownership rights to any Customized Services that are Network-Connected Services, including those services paid for by VMU in accordance with Sections 2.5.2(a) and 2.5.2(b). As between Sprint PCS and VMU, for purposes of this Agreement, VMU owns any Network-Connected Services which are not developed by Sprint PCS as described in Section 2.5.2 (c) and VMU grants to Sprint PCS a perpetual, non-exclusive worldwide license to use such intellectual property if Sprint PCS elects to use such Network-Connected Services pursuant to the last sentence of Section 2.5.2(c). Subject to the license in the immediately preceding sentence, VMU will retain ownership of any related improvements, modifications and derivative works to VMU’s Customized Services that are not Network-Connected Services (not provided by Sprint PCS), and all intellectual property rights in and relating to VMU’s Customized Services that are Network-Connected Services (not provided by Sprint PCS).

18.4. License of Intellectual Property from Sprint PCS to VMU

In order to achieve the intended benefits of the various Services provided by Sprint PCS to VMU, to the extent that VMU may need any intellectual property owned, licensed or leased by Sprint PCS, Sprint PCS agrees to grant, and hereby grants to VMU, a non-exclusive worldwide license to use such intellectual property in accordance with the terms and conditions of this Agreement. In order to achieve the intended benefits of the various Services provided by VMU to Sprint PCS, to the extent not otherwise covered in this Section 18 and to the extent that Sprint PCS may need any intellectual property owned, licensed or leased by VMU, VMU agrees to grant, and hereby grants to Sprint PCS, a non-exclusive worldwide license to use such intellectual property in accordance with the terms and conditions of this Agreement.

18.5. Intellectual Property Rights for Non-Network Services

Ownership of and usage rights for the intellectual property related to Non-Network Services provided under this Agreement will be as specified in the written agreement or addendum described in Section 2.4. If such written agreement or addendum does not include provisions regarding ownership of the intellectual property rights, the intellectual property rights for the Non-Network Services, as between Sprint PCS and VMU, will be retained by the party providing the Non-Network Services and will be licensed to the party receiving such services for use as contemplated by the written agreement or addendum. In order to achieve the intended benefits of the various Non-Network Services provided by either party to the other under this Agreement, to the extent that a party may need any intellectual property owned, licensed or leased by the other, such owner, licensor or lessor agrees to grant, and hereby grants to the other, a non-exclusive worldwide license to use such intellectual property in accordance with the terms and conditions of this Agreement and any third-party agreements, if any, which are directly related to such Non-Network Services.

18.6. Systems and Network Interfaces

Sprint PCS will own and retain intellectual property rights to any systems or network interface provided by Sprint PCS to VMU under the terms of this Agreement. If VMU devises, develops, conceives or otherwise creates any work product to be integrated into Sprint PCS’ systems or Sprint PCS’ network interfaces, VMU assigns and agrees to assign to Sprint PCS all such work product and all intellectual property rights in and relating to such work product.

19. Confidentiality

The Mutual Non-Disclosure Agreement between Sprint PCS and VMU attached hereto as Schedule 7.0 is hereby made a part of this Agreement. The term of such Mutual Non-Disclosure Agreement is extended to be coterminous with this Agreement (and including any applicable Transition Period); provided that during any Transition Period VMU may make such disclosures of information related to the End Users as are reasonably necessary to negotiate an agreement with a Person other than Sprint PCS for the provision of Mobile Voice and Data Services. Any such disclosures to Persons other than Sprint PCS must be made under a written non-disclosure agreement at least as restrictive as the Non-Disclosure Agreement attached hereto as Schedule 7.0 and in no event will such disclosure include any pricing under this Agreement, any other financial information of Sprint PCS, any information related to Facilities, Handset Proprietary Information, Core Network, Core Network Services or the Sprint PCS Web Services, or any other information that is not necessary for the transition of End User accounts.

20. Assignment

Neither Party may assign this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld; provided however, that (i) either Party may assign this Agreement to its Affiliate; (ii) either Party may assign this Agreement to a successor to the extent necessary as set forth in the agreements related to the Reorganization; (iii) subject to Section 15.2.2, either Party may assign this Agreement to any Person that purchases all or substantially all of such Party’s assets (other than an assignment by VMU to a Direct Strategic Competitor of Sprint PCS); provided, that such asset purchase is done in good faith and not as a means to evade the assignment restrictions of this Section 20; and (iv) subject to Section 15.2.2, the term “assign” does not include a change of a control of a Party or any Affiliate of such Party. An assignor of any permitted assignment will provide the other Party written notice of such permitted assignment and, unless agreed in writing the assignor is not relieved of its obligations under this Agreement by any permitted assignment.

21. Equitable Relief

The Parties agree that an award of money damages may be inadequate for a breach of certain provisions of this Agreement and that any such breach may cause the non-breaching Party irreparable harm. Accordingly, in addition to any other remedies that may be available at law or in equity, the Parties acknowledge that the non-breaching Party may be entitled to equitable relief, including specific performance and injunctive relief.

22. General Provisions

22.1. Notices and Inquiries

All notices and inquiries be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, (with acknowledgment received by the courier), or by facsimile (with facsimile acknowledgment) addressed as follows:

If to VMU:

Virgin Mobile USA, LLC

10 Independence Blvd.

Warren, NJ 07059

Attention: General Counsel

With a copy to:

Virgin USA Inc.

65 Bleecker Street, 6th Floor

New York, NY 10012

Attention: Frances Farrow

If to Sprint PCS:

Sprint Spectrum L.P. (d/b/a Sprint)

6180 Sprint Parkway

KSOPHH0312 – 3A123

Overland Park, KS 66251

Attention: Vice President, Strategic Partners

With a copy to:

Sprint Spectrum L.P. (d/b/a Sprint)

6450 Sprint Parkway

KSOPHT0101-Z2525

Overland Park, KS 66251

Attention: V.P., Law, Marketing and Sales

Any Party may from time-to-time specify a different address by notice to the other Party. Any notice is considered given as of the date delivered.

22.2. Construction

The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, any references to any agreement, schedule or exhibit or to any other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Unless otherwise expressly stated, any reference in this Agreement to a “day” or “month” or number of “days” or “months” is a reference to a calendar day or month or number of calendar days or months. If any action or notice is to be taken or given on or by a particular calendar day, and that calendar day is not a business day for Sprint PCS or VMU then the action or notice will be deferred until, or may be taken or given on, the next business day. This Agreement will be construed simply according to its fair meaning and not strictly for or against any Party. The Parties acknowledge and agree that each of them has been represented by counsel and have fully considered the language, terms and provisions of this Agreement and, as such, no rule of construction requiring interpretation against the draftsperson will apply in the interpretation of this Agreement. If there are any inconsistencies between the Operations Manual and this Agreement, this Agreement controls.

22.3. Survival

The provisions of Sections 7.5, 7.7, 9.4, 11, 14, 15.3, 15.4, 18 and 19 will survive the termination of this Agreement, in addition to any other provision that by its content is intended to survive termination of this Agreement.

22.4. Headings

The article and other headings contained in this Agreement are for reference purposes only.

22.5. Severability

Except as specifically provided in this Agreement, every provision of this Agreement is intended to be severable unless expressly indicated otherwise (e.g. see Section 2). If any term or provision of this Agreement is unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the unenforceability will not affect the validity of the remainder of this Agreement.

22.6. Governing Law; Venue

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. Each Party to this Agreement hereby irrevocably and unconditionally, with respect to any dispute (which after good faith efforts by the interested parties to resolve such dispute in a mutually satisfactory manner, including, the dispute resolution provisions of this Agreement, has not been so resolved) arising under, or in connection with, this Agreement submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of Delaware, the courts of the United States of America for the District of Delaware, and appellate courts from any thereof (and covenants not to commence any legal action or proceeding in any other venue or jurisdiction) and consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

22.7. Waiver of Jury Trial

EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ALL CLAIMS OR CAUSES OF ACTION (INCLUDING COUNTERCLAIMS) RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY. THIS WAIVER APPLIES TO ALL SUBSEQUENT AMENDMENTS OF THIS AGREEMENT.

22.8. Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if each Party had signed the same document. All counterparts will be construed together and will constitute one agreement.

22.9. Entire Agreement; Amendments

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matters covered herein and supersedes all prior agreements, oral or written, and other communications between the Parties relating to the subject matter of this Agreement. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement will be valid or binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

22.10. Waivers; Remedies

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce the term, but any waiver is effective only if in a writing signed by the Party against which the waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any Party in exercising any right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, or any abandonment or discontinuance of steps to enforce the right, preclude any other or further exercise thereof or the exercise of any other right.

22.11. Force Majeure

If the performance of this Agreement (other than the payment of money) is interfered with by any circumstance beyond the reasonable control of the Party affected, the Party affected by the force majeure is excused on a day-by-day basis to the extent of the interference, if the Party notifies the other Party as soon as practicable of the nature and expected duration of the claimed force majeure, uses all commercially reasonable efforts to avoid or remove the causes of nonperformance and resumes performance promptly after the causes have been removed. A “force majeure” under this

Section includes (i) acts of God, such as fire, flood, earthquake or other natural cause; (ii) terrorist events, riots, insurrections, war or national emergency; (iii) strikes, boycotts, lockouts or other labor difficulties, (iv) the lack of or inability to obtain permits or approvals, necessary labor, materials, energy, components or machinery, telecommunication line facilities or MIN’s, and (v) judicial, legal or other action of any Governmental Authority.

22.12. Compliance with Laws

Each Party will comply with all applicable material federal, state, county and local laws, rules, regulations and orders that apply to it, its operations and facilities.

This Agreement is executed by the parties as of the Effective Date.

SPRINT SPECTRUM L.P.	VIRGIN MOBILE USA, LLC

By:	By:

Name:	Name:

Its:	Its:

Schedule 1.0

Cost of Service Formula (Per Minute Pricing)

1) Cost of Service Formula. The Cost of Service Formula (copy attached) is subject to the non-disclosure agreement described in Section 19 above. The Cost of Service Formula is not specific to VMU and includes (except as specifically provided therein) the costs that will be used to determine VMU’s prices regardless of whether VMU or its End Users utilize the services or functionality associated with such costs. The Cost of Service Formula (and fixed pricing described in the Cost of Service Formula) includes the methodology for pricing two types of services, generally described as follows:

(a)	Home Service Usage – Use of a network associated with a MIN that is provisioned on that network. There are two types of Home Service Usage:

(i) Sprint PCS Home Service Usage: Use of the Sprint PCS Network (not including any Service Provider Affiliate service areas) associated with a MIN that is provisioned on the Sprint PCS Network (not including any Service Provider Affiliate service areas). This pricing is determined under the Cost of Service Formula, using a variable margin as described below.

(ii) Sprint PCS Service Provider Affiliate Home Service Usage: Use of a Sprint PCS Service Provider Affiliate network associated with a MIN that is provisioned on that Sprint PCS Service Provider Affiliate network. This pricing is determined under the Cost of Service Formula, using a fixed margin as described below.

(b) Fixed Rate and Other Pricing – This is the pricing described in Section VI of the Cost of Service Formula and the Services Agreement that includes, but is not limited to, charges for travel (use of a network associated with a MIN that is not provisioned on that network).

2) Reporting. To help control the potential dissemination of critical Sprint PCS proprietary financial information, the actual results that are included in the Cost of Service Formula (from which the prices are derived) will be disclosed only as aggregate numbers (applicable prices to be included in an Airtime Pricing Matrix in the form attached hereto as Schedule 1.0 and 1.1 / Exhibit A) and only to a limited number of VMU employees (listed in Schedule 1.0 and 1.1 / Exhibit B or their successors) that need to know such information and that have signed individual acknowledgements of their non-disclosure obligations in the form attached hereto as Schedule 1.0 and 1.1 / Exhibit C.

3) Verification

(a) [Intentionally left blank]

(b) Ongoing Verification. If VMU questions Sprint PCS’ calculation of its actual Cost of Service for MOU based airtime services and SMS messages as outlined in Sections 7.2.1 (b) and 7.2.2 (b) of this Agreement, VMU may request that Sprint PCS’ outside auditor, at the cost of VMU, examine

Sprint PCS’ assertion that it complied with the requirements of the PCS Services Agreement in its calculation of its actual Cost of Service for MOU based airtime services and SMS messages as outlined in Sections 7.2.1 (b) and 7.2.2 (b) of this Agreement for the preceding year. Based upon its examination, the auditor will verify that Sprint PCS’ assertion that it complied with the aforementioned requirements for the aforementioned period is fairly stated, in all material respects. If inaccuracies are discovered, the Parties will take corrective action, which action, if necessary, will include escalation under Section 17 of this Agreement.

(c) Procedures. The following procedures will apply to any verification activities described in this Section 3:

(i) VMU must request verification under subsection (b) above prior to the later of (A) the 15th day of March of the year following the year subject to verification; or (B) 15 days following VMU’s receipt of the report setting forth the difference, if any, determined by Sprint PCS under Section 7.2.1(b) or 7.2.2(b), as the case may be.

(ii) VMU will not have direct access to Sprint PCS’ information databases without the consent of Sprint PCS.

(iii) VMU acknowledges that it will not be given access to critical Sprint PCS proprietary financial information as a result of such verification.

(iv) Sprint PCS will cooperate in good faith throughout the verification process.

I.	Airtime Cost per Minute of Use (MOU).

A.	Original Airtime Cost of Service Formulas

Except as set forth in Section I.B below, the formulas set forth below in this Section I.A will be used to determine VMU’s Cost of Service under the PCS Services Agreement. For avoidance of doubt, the formulas set forth below in this Section I.A will be used to determine VMU’s Cost of Service in February 2007 to compare Sprint PCS’ actual Cost of Service for MOU based airtime services during 2006 with the rates charged to VMU during 2006, as described in Section 7.2.1(b) of the PCS Services Agreement.

Peak MOU Cost Calculation

[Total Wholesale Specific Operating Costs x (1+WACC)

Total Billed Wholesale MOUs

+

Wholesale Specific Depreciation and License Amortization x ( * ) x (1+WACC)

Total Billed Wholesale Peak MOUs

+

Total Network Service-Related Operating Costs x (1+WACC)

Total Billed MOUs on Network

+

Network Depreciation and License Amortization x ( * ) x (1+WACC)]

Total Billed Peak MOUs

x

(1+ Profit Margin %)

Off-Peak MOU Cost Calculation

[Total Wholesale Specific Operating Costs x (1+WACC)

Total Billed Wholesale MOUs

+

Wholesale Specific Depreciation and License Amortization x ( * ) x (1+WACC)

Total Billed Wholesale Off-Peak MOUs

+

Total Network Service-Related Operating Costs x (1+WACC)

Total Billed MOUs on Network

+

Network Depreciation and License Amortization x ( * ) x (1+WACC)]

Total Billed Off-Peak MOUs

x

(1+ Profit Margin %)

B. Alternate Airtime Cost of Service Formulas The formulas set forth below in this Section I.B will only be used to determine VMU’s Cost of Service under the PCS Services Agreement as follows:

(i) in February 2007, and in February of each calendar year thereafter, the formulas in this Section I.B will be used to adjust the Airtime Pricing Matrix for the next three years (the calendar year in which the adjustment is made and the next two years) to reflect any revised estimates of Sprint PCS’ Cost of Service for MOU based airtime services, as described in Section 7.2.1(c) of the PCS Services Agreement;

(ii) for each calendar year commencing in 2007 during which VMU achieves the minimum required Total Qualifying MOUs as set forth in Section II.B(ii)(a) below, the formulas in this Section I.B will be used in February of the subsequent calendar year to compare Sprint PCS’ actual Cost of Service for MOU-based airtime services during the just-completed calendar year with the rates charged to VMU during the just-completed calendar year, as described in Section 7.2.1(b) of the PCS Services Agreement. By way of example, if VMU achieves * Total Qualifying MOUs during 2007, the formulas in Section I.B below will be used in February 2008 to compare Sprint PCS’ actual Cost of Service for MOU based airtime services during 2007 with the rates charged to VMU during 2007;

Peak MOU Cost Calculation

[Total Wholesale Specific Operating Costs x (1+WACC)

Total Billed Wholesale MOUs

+

Wholesale Specific Depreciation and License Amortization x ( * ) x (1+WACC)

Total Billed Wholesale Peak MOUs

+

Total Network Service-Related Operating Costs x (1+WACC)

Total Billed MOUs on Network

+

Network Depreciation and License Amortization x ( * ) x (1+WACC)]

Total Billed Peak MOUs

x

(1+ Profit Margin %)

Off-Peak MOU Cost Calculation

[Total Wholesale Specific Operating Costs x (1+WACC)

Total Billed Wholesale MOUs

+

Wholesale Specific Depreciation and License Amortization x ( * ) x (1+WACC)

Total Billed Wholesale Off-Peak MOUs

+

Total Network Service-Related Operating Costs x (1+WACC)

Total Billed MOUs on Network

+

Network Depreciation and License Amortization x ( * ) x (1+WACC)]

Total Billed Off-Peak MOUs

x

(1+ Profit Margin %)

II.	MOU Calculations

A.	Total Billed MOUs on Network:

•

Sprint PCS’ reported total billed minutes of use (“MOU”), voice and data usage measured and billed in minutes, on the Sprint PCS Network but not including minutes used on Sprint PCS Service Provider Affiliate networks.

•

Billed MOUs may not include certain categories of network MOUs (e.g.: customer care MOUs and 911 MOUs) when data is not readily available under Sprint PCS’ standard reporting packages and procedures. As long as such category of MOUs is not included in Total Billed MOUs on Network, the same category of MOUs used by VMU End Users will not be charged to VMU (i.e.: 911 Emergency calls may not be included in Total Billed MOUs on Network) except for those charges specifically described in subsection VI below. As long as Sprint PCS does not include 911 MOUs in the calculation of Total Billed MOUs on Network, VMU will not be charged for its End Users’ 911 usage.)

•	Sprint PCS will calculate the Total Billed MOUs on Network for all voice and/or data customers, including Sprint PCS branded and unbranded Customers and VMU End Users.

•	Rounding procedures for calculating MOUs will be consistently applied for all billing and pricing calculations.

•	Total Billed MOUs on Network is equal to the sum of Total Billed Peak MOUs and Total Billed Off-Peak MOUs

B.	Total Billed Peak MOU’s:

That portion of Sprint PCS’ Total Billed MOUs on Network that are used during Sprint PCS’ then defined peak period, as below and reported by Sprint PCS in the normal course of its business.

(i) [Intentionally Omitted]

(ii) Commencing with 2007 and each calendar year thereafter, subject to the conditions set forth below in this Section II.B(ii), the peak period will begin at * and end at *, except national holidays observed by the United States postal service. All other times will be off-peak. The times constituting the peak and off-peak periods are based on patterns of usage on the Sprint PCS Network as well as market conditions. These patterns and conditions may change over time and the peak and off-peak periods may be modified by Sprint PCS to match changes implemented under all or substantially all of Sprint PCS’ standard consumer retail plans.

(a) For purposes of Section II.B(ii), “Total Qualifying MOUs” means the aggregate of VMU’s (x) total billed peak and off-peak voice and data usage on both the Sprint PCS Network and Sprint PCS Service Provider Affiliate Network, in each case measured and billed in minutes, and (y) total Travel MOUs, in each case for the applicable calendar year. To be eligible for the peak period hours described in Section II.B(ii) above for 2007, VMU’s Total Qualifying MOUs must be at least * during 2007. To be eligible for the peak period hours described in Section II.B(ii) above for 2008 and each calendar year thereafter, VMU’s Total Qualifying MOUs must be at least * during 2008 and each calendar year thereafter.

(b) At the end of the 2007 calendar year and at the end of each calendar year thereafter, Sprint PCS will determine if VMU achieved the minimum required Total Qualifying MOUs for the just-completed calendar year as set forth in Section II.B.ii(a) above. If VMU fails to achieve the minimum required Total Qualifying MOUs applicable to such just-completed calendar year: (x) peak periods for the just-completed calendar year will begin at * and end at * except national holidays observed by the United States postal service, (y) the Cost of Service Formulas in Section I.A above will be used in February of the subsequent year to compare Sprint PCS’ actual Cost of Service for MOU-based airtime services during the just-completed calendar year with the rates charged to VMU during the just-completed calendar year, as described in Section 7.2.1(b) of the PCS Services Agreement, and (z) Sprint PCS will charge VMU the difference between the off-peak rates Sprint PCS charged VMU for MOU-based airtime services during the time periods of * through *, Monday through Friday for the entire just-completed calendar year and the peak rates calculated in February of the subsequent calendar year using the Cost of Service Formulas in Section I.A above to compare Sprint PCS’ actual Cost of Service for MOU-based airtime services during the just-completed calendar year with the rates charged to VMU during the just-completed calendar year, as described in Section 7.2.1(b) of the PCS Services Agreement.

(c) Except to the extent that Sprint PCS revises the off-peak periods during 2007 or 2008 in a manner that increases VMU’s payments under this Agreement, VMU agrees to irrevocably release, acquit and forever discharge Sprint PCS from any liability or obligation under Section 2.5.1(b)(iii) of the PCS Services Agreement to credit or refund VMU $1,072,932 or any Implementation Costs previously paid by VMU for the following Customized Services: provisioning, trouble reporting, coverage maps, fraud notifications, CDR feed integration, and interface connecting Telcordia ISCP to Sprint PCS’ switching network (MSCs) using signaling triggers, and VMU hereby withdraws its October 5, 2006 letter addressed to Doug Lynn regarding costs for such Customized Services.

C.	Total Billed Off-Peak MOU’s:

That portion of Sprint PCS’ Total Billed MOUs on Network that are used during Sprint PCS’ off-peak period, as determined under the Total Billed Peak MOUs and reported by Sprint PCS in the normal course of its business.

D.	Total Billed Wholesale MOU’s:

That portion of Sprint PCS’ Total Billed MOUs on Network that are used by Sprint PCS’ resellers, MVNOs, wholesalers, private label and comparable customers that sell products to end users under primary brands different that Sprint PCS, including VMU (‘Wholesale’).

E.	Total Billed Wholesale Peak MOUs:

That portion of Sprint PCS’ Total Billed Wholesale MOUs that are used during Sprint PCS’ then defined peak period, as determined under the Total Billed Peak MOUs and reported by Sprint PCS in the normal course of its business.

F.	Total Billed Wholesale Off-Peak MOUs:

That portion of Sprint PCS’ Total Billed Wholesale MOUs that are used during Sprint PCS’ then defined off-peak period, as determined under the Total Billed Peak MOUs and reported by Sprint PCS in the normal course of its business.

III.	Operating Costs

Total Network Service-Related Operating Costs:

•

Except as expressly included in another Cost of Service Formula or expressly excluded below, the operating costs included as Total Network Service-Related Operating Costs include, but are not limited to all expenses associated with the planning, analysis, design, production and delivery of PCS Services.

•

Sprint PCS will create the Airtime Pricing Matrix assuming that VMU’s usage of services that produce a direct expense to Sprint PCS from a third entity is proportionately the same as Sprint PCS’ usage that produces such expenses. If VMU’s actual usage experience for one or more of these expense elements is greater than Sprint PCS’ average usage, Sprint PCS may adjust VMU’s airtime charges to account for the comparative increased usage, based on the direct costs of such usage to Sprint PCS plus the WACC plus the Margin, multiplied by the total amount of usage by which VMU’s usage exceeds Sprint PCS’ average usage.

•

Total Network Service-Related Operating Costs may not include (will be reduced to exclude) amounts included in the Total Wholesale Specific Operating Costs and any other operating costs included under another Cost of Service Formula. Total Network Service-Related Operating Costs include, but are not limited to the following operating costs:

Cost of Service	Interconnect charges paid to the LECs

Service Provider Affiliate	Sprint PCS Service Provider Affiliate management headcount and support

Technical Services & Network Operations	Headcount & Support Consulting Fees Operating Expense Backhaul Site Leases

Information Technologies	Headcount & Support Consulting Fees

Research & Development	Headcount and costs to support R&D Third party service fees Third party vendor & consulting changes ISP Content

Vendor & Industry Fees	Wholesale Billing systems support CDG, CTIA, and other industry association fees Fraud analysis & monitoring Other third party network service fees Software license fees

General & Administrative	Headcount & costs to support network and network services Headcount & costs to support operations Headcount & costs to manage third party vendors Property Taxes, USF & other impositions

Total Network Service-Related Operating Costs exclude amounts paid by (a) Sprint PCS to Sprint PCS Service Provider Affiliates for (i) Sprint PCS Service Provider Affiliate Home Service Usage and (ii) Travel MOUs and (b) Sprint PCS, Sprint PCS Service Provider Affiliates or VMU to third-

party outsource service providers for long distance toll charges, roaming services, operator services, directory assistance or similar services to the extent included in Section VI below. Except as set forth in the preceding sentence, Sprint PCS is not obligated to identify, allocate or eliminate Sprint PCS’s costs related to the delivery to VMU of the services set forth in Section VI, and such costs will be included in Total Network Service-Related Operating Costs.

Total Network Service-Related Operating Costs will exclude the costs (or applicable portion of costs) set forth below, if material, incurred solely in support of Sprint PCS’ retail operations. If the appropriate part of these costs dedicated to retail support cannot be specifically and separately identified, the parties will negotiate in good faith a cost allocation, similar to the Cost Allocation set forth below, designed to exclude such costs.

•	Retail billing & invoicing costs, collection costs, credit card transaction fees

•	Retail customer service representative costs

•	Retail store & kiosk costs

•	Retail sales representative costs

•	Retail marketing and advertising costs

Cost Allocations:

The following elements of operating costs will be allocated on a partial basis as specified below to exclude estimated retail-related costs:

Category	% Excluded	% Allocated	Note
Information Technology	*	*	[1]

Revenue Operations	*	*	[1] [2]

General & Administrative	*	*	[3]

Customer Care	*	*	[1] [2]

[1]	These allocations are subject to annual review and revision by Sprint PCS as necessary to reflect significant changes in the proportionate use of the underlying resources dedicated to support Sprint PCS’ retail operations.
[2]	The allocated portion (“% Allocated”) of these costs are included in Total Wholesale Specific Operating Costs.
[3]	If Sprint PCS makes a change to its accounting practices that has a material impact on the types of costs that are allocated to General & Administrative, the allocations will be subject to revision by Sprint PCS as necessary to reflect the proportionate use of the underlying resources dedicated to support Sprint PCS’ retail operations.

All other costs related to the operation of Sprint PCS’ network and services will be included as operating costs as described herein. Except as expressly set forth in the Formula, operating costs will not be excluded from this calculation.

Total Wholesale Specific Operating Costs:

Operating costs, as described above, incurred solely in support of Sprint PCS’ Wholesale operations, that can be specifically and separately identified including, but not limited to, its Private Label Services (PLS) business unit, the Renaissance Billing Platform and the PLS end user management and provisioning website. Such costs will exclude marketing fees that Sprint PCS pays to third parties that utilize the Sprint PCS network.

IV.	Network Depreciation and License Amortization

Network Depreciation (as used in Network Depreciation and License Amortization):

•

The Formula used to determine the Airtime Costs per MOU includes amounts representing compensation to Sprint PCS for the economic depletion of the Sprint PCS network and capital assets, IT related assets, operating system assets, administrative assets and other asset depreciation, as determined in accordance with Sprint PCS’ accounting practices consistently applied.

•	Network Depreciation may not include amounts included in Wholesale Specific Depreciation and License Amortization and any other network depreciation included under another Cost of Service Formula.

License Amortization (as used in Network Depreciation and License Amortization):

•

The Formula used to determine the Airtime Cost per MOU includes amounts representing compensation to Sprint PCS for the economic depletion of all of its spectrum licenses and amortization of other licenses and similar costs as determined in accordance with Sprint PCS’ accounting practices consistently applied.

•	License Amortization may not include amounts included in Wholesale Specific Depreciation and License Amortization, and any other license amortization included under another Cost of Service Formula.

Wholesale Specific Depreciation and License Amortization:

Network Depreciation and License Amortization, as described above, incurred solely in support of Sprint PCS’ Wholesale operations, that can be specifically and separately identified, including the Renaissance Billing Platform.

V.	Profit Margin % Matrix

Except as provided below with respect to Sprit PCS Service Provider Affiliate Home Service Usage, the Margin used to calculate the amounts VMU will pay to Sprint PCS under the Service Agreement is determined from the table below based on VMU’s Subscribers as of the last day of the applicable period and the End User Lifetime Value as defined below.

Until the Agreement terminates or expires in accordance with its terms, for purposes of setting the Margin applicable to Sprint PCS Service Provider Affiliate Home Service Usage, the 20 year term from the Original Agreement Effective Date will be broken down into the following seven periods:

First Affiliate Fixed Margin Period: July 7, 2002 until July 6, 2005.

Second Affiliate Fixed Margin Period: July 7, 2005 until July 6, 2008.

Third Affiliate Fixed Margin Period: July 7, 2008 until July 6, 2011.

Fourth Affiliate Fixed Margin Period: July 7, 2011 until July 6, 2014.

Fifth Affiliate Fixed Margin Period: July 7, 2014 until July 6, 2017.

Sixth Affiliate Fixed Margin Period: July 7, 2017 until July 6, 2020.

Seventh Affiliate Fixed Margin Period: July 7, 2020 until the earlier of expiration of the Term of the Agreement or July 6, 2023.

At any time during the period beginning with the date 12 months before expiration of each Affiliate Fixed Margin Period and ending with the date 6 months before expiration each Affiliate Fixed Margin Period, VMU may provide written notice to both Sprint PCS and each Sprint PCS Service Provider Affiliate included under this Agreement that the fixed Margin for the next Affiliate Fixed Margin Period will be modified to a rate selected by VMU, provided that such rate is not lower than the rate applicable to Sprint PCS Home Service Usage under this Cost of Service Formula. Each Sprint PCS Service Provider Affiliate will have the option of discontinuing its participation under this Agreement effective upon the end of an Affiliate Fixed Margin Period for any reason whatsoever. If a Sprint PCS Service Provider Affiliate discontinues participation under this Agreement, it will continue to support End Users activated in its service area before end of the Affiliate Fixed Margin Period in which it exercises its right of termination (without VMU initiated modification to the existing Margin) under the terms of this Agreement as if the Agreement had not expired or terminated, but VMU will no longer be authorized to sell its products and services in the non-participating Sprint PCS Service Provider Affiliate’s Market and its territories will be removed from the list of Markets attached to the Agreement as of the end of the Affiliate Fixed Margin Period in which the Sprint PCS Service Provider Affiliate exercises its right of termination. If VMU fails to provide notice in the period described above, the fixed Margin will remain unchanged during the succeeding Affiliate Fixed Margin Period.

End User Lifetime Value (LV) Calculation:

*

End User Life Factor:

Discounted life of the customer base at a constant rate over time.

*

WACC:

WACC is the “Cost of Capital” as defined in the PCS Services Agreement.

Churn:

Churn is as defined in the PCS Services Agreement.

Average Revenue Per User (ARPU):

VMU’s quarterly net collected (less amounts credited to customers and other billing and accounting adjustments) service usage revenue (non-usage charges include taxes and other government assessments, activation fees, termination fees and charges, other one time charges, handset and accessory charges, charges for services provided by and billed on behalf of another entity) per Average Subscriber during the quarter. For purposes of this calculation the quarterly revenue amount so determined is divided by the sum of the average number of Subscribers for each of the three months included in the quarter. The average number of Subscribers for each of the three months is determined by adding the number of Subscribers at the beginning of the month to the number of Subscribers at the end of the month, and dividing the determined sum by 2.

Cash Cost Per User (CCPU):

VMU’s quarterly costs related to the ongoing maintenance and management of its End User base per Average Subscriber during the relevant quarter, including all of VMU’s cost of providing services to and supporting its End Users (including depreciation, amortization, license fees, collection costs, and similar costs), but excluding costs included as CPGA and the Cost of Service paid by VMU to Sprint

PCS for PCS Services under this Service Agreement. For purposes of this calculation the quarterly cost amount so determined is divided by the sum of the average number of Subscribers for each of the three months included in the quarter. The average number of Subscribers for each of the three months is determined by adding the number of Subscribers at the beginning of the month to the number of Subscribers at the end of the month, and dividing the determined sum by 2.

Cost Per Gross Add (CPGA):

VMU’s average cost of acquisition and activation (i.e.: advertising, sales costs and sales commissions, marketing costs, handset subsidy, etc.) including IT costs, per gross additional End User during the relevant period.

All above calculations will be performed in accordance with Sprint PCS’ accounting practices for economic cost parameters consistently applied.

VI.	Other Pricing

Long Distance:

Sprint PCS will provide long distance services (toll charges for terminating service beyond the applicable local exchange provider local calling area) to VMU and charge VMU the following rates:

1. International Toll: Subject to the adjustment charge described in subsection (a) below, Sprint PCS will charge VMU the international per minute base rates set forth in Exhibit D, attached hereto.

(a) During the period commencing on June 1, 2006 and ending December 31, 2007, if the total billed amount for all VMU international toll calls at the end of any billing month (“Total International Revenue”) amount to less than $500,000, Sprint PCS will charge VMU an adjustment charge equal to the difference between the Total International Revenue and $500,000 with respect to each month in which the Total International Revenue does not equal or exceed $500,000. Such adjustment charge, if any, will be included on the monthly invoice for the just-completed billing month.

(b) At the conclusion of each calendar year (at the same time as the annual adjustments under the Services Agreement), except for the rates for “All Other Mexico Calls” and “Inmarsat (satellite stations)”, Sprint PCS will adjust the international toll rates in Exhibit D to reflect changes in the wholesale international toll rates that Sprint PCS pays Sprint Communications Company L.P. (plus WACC, plus a * margin). The adjusted rates will apply prospectively until the subsequent annual adjustment.

(c) The rates for “All other Mexico calls” and “Inmarsat (satellite stations)” set forth in Exhibit D may be modified from time to time in Sprint PCS’ sole discretion.

2.	Intrastate / Interstate

(i)	Calendar Years 2007 and thereafter

•

At the conclusion of each calendar year (at the same time as the annual adjustments under the Services Agreement) Sprint PCS will adjust the interstate and intrastate rates to reflect changes in the wholesale long distance rates that Sprint PCS pays (plus WACC, plus a * margin) and changes in VMU’s traffic mix. The adjusted rates will apply prospectively until the subsequent annual adjustment.

•

For as long as Sprint PCS’ billing system does not rate and bill certain toll usage (“unbilled local toll”), Sprint PCS will estimate VMU’s unbilled local toll (based on its review of its total long distance usage) and bill VMU for such estimated usage (at the rates set forth above). At least 120 days before the end of each year of the Term, Sprint PCS will provide VMU with its then current estimate of unbilled local toll. That value will be used to estimate and bill VMU’s unbilled local toll for the following year. The parties will work together to review the information used by Sprint PCS to determine its estimate and validate the estimate provided by Sprint PCS.

The following formula will be used to determine VMU’s unbilled local toll:

Y = (1+*%) x Z where:

Y = Total VMU toll usage (billed and unbilled)

Z = Total VMU billed toll usage

Once Y is derived, Z will be subtracted from Y to derive unbilled local toll. This difference will be multiplied by the rate above to determine the additional local toll charges to be invoiced to VMU monthly.

Sprint PCS and VMU will use their best commercially reasonable efforts to ensure that VMU’s unbilled local toll for Service Provider Affiliate networks is determined and billed in a manner consistent with the procedures for VMU’s unbilled local toll for the Sprint PCS Network set forth above.

Travel Charges:

•

Travel MOUs are (i) End User minutes of use on Sprint PCS Service Provider Affiliate Networks for End Users with MIN’s assigned within the Sprint PCS Network coverage that is not Sprint PCS Service Provider Affiliate Network coverage; and (ii) End User minutes of use on the Sprint PCS Network (that is not Sprint PCS Service Provider Affiliate Network coverage) or another Sprint PCS Service Provider Affiliate Network by End Users with MIN’s assigned within a Sprint PCS Service Provider Affiliate Network coverage area.

•

At the conclusion of each calendar year Sprint PCS will adjust these rates as necessary to reflect changes in the Sprint PCS – Sprint PCS Service Provider Affiliate travel minute exchange rate (plus WACC, plus a * margin). The adjusted rates will apply prospectively until the subsequent annual adjustment.

Roaming:

For Roaming calls that are completed despite VMU’s instructions that Sprint PCS block Roaming pursuant to Section 9.2.3 of the Agreement, Sprint PCS will charge VMU the rates set forth below. The parties acknowledge that Roaming shall not include Sprint PCS Service Provider Affiliate travel usage.

1.	Domestic Roaming Charges

For automatic Roaming calls End Users make or receive in the United States, Sprint PCS will charge VMU an average pass through domestic Roaming rate of $ * per minute plus taxes, if applicable. Each quarter, Sprint PCS will perform an analysis of Sprint PCS’ domestic voice Roaming charges, and if such analysis results in a different average pass through rate, Sprint PCS will update the rate it charges VMU prospectively consistent with such analysis.

2.	Automatic Roaming for Guam, Puerto Rico & US Virgin Islands

For Roaming calls that End Users make or receive in Guam, Puerto Rico or the US Virgin Islands, Sprint PCS will charge VMU an average pass through rate of $ * per minute, plus all other applicable charges such as taxes and surcharges. Each quarter, Sprint PCS will perform an analysis of Sprint PCS’ voice Roaming charges for Guam, Puerto Rico and the US Virgin Islands, and if such analysis results in a different average pass through rate, Sprint PCS will update the rate it charges VMU prospectively consistent with such analysis.

3.	Automatic International Roaming for All Countries Except Guam, Puerto Rico and US Virgin Islands

Sprint PCS will charge VMU the average pass through international Roaming rates set forth below. Each quarter, Sprint PCS will perform an analysis of Sprint PCS’ international voice Roaming charges, and if such analysis results in different average pass through rates, Sprint PCS will update the rates it charges VMU prospectively consistent with such analysis.

For international Roaming services in all countries where Sprint PCS provides international Roaming, excluding Guam, Puerto Rico and the US Virgin Islands (each an “International Roaming Country”), Sprint PCS will charge VMU as follows:

(i) For (x) calls that originate and terminate within the same International Roaming Country, (y) calls that originate in the International Roaming Country and terminate in the United States, and (z) all incoming calls in International Roaming Countries regardless of their origination point, the applicable average pass through per minute airtime rate for the International Roaming Country where the call originates as set forth below, plus all other applicable charges such as taxes and surcharges; or

(ii) For calls that originate in an International Roaming Country and terminate in any other International Roaming Country other than the United States, the applicable average pass through per minute airtime rate for the International Roaming Country where the call originates as set forth below, plus applicable international toll charges for the terminating country as set forth in Exhibit D to Schedule 1.0, plus all other applicable charges such as taxes and surcharges.

International Roaming Airtime Average Pass Through Per Minute Rates

Country	Roaming Rates Per Minute
Canada	*
Mexico	*
All other countries (except Guam, Puerto Rico & US Virgin Islands	*

4.	Manual Roaming Charges

For manual Roaming in areas where Sprint PCS does not provide Roaming, Roaming charges are billed directly to the End User credit or calling card by the serving carrier at carrier-defined rates.

Operator Services:

Sprint PCS will charge VMU its standard retail rates and charges for operator services.

Directory Assistance:

Sprint PCS will charge VMU * per call, plus all other applicable charges including airtime charges, for directory assistance services.

Customized Services:

Charges under the Airtime Pricing Formula do not include, and are in addition to, any charges for Customized Services.

Pricing Adjustments:

In the event that Sprint PCS enters into a wireless service agreement:

a) To sell PCS Services (not including services used for product or service testing or demonstration purposes and not including Long Distance, Sprint PCS Service Provider Affiliate Home Service Usage, Travel Charges, Roaming, Directory Assistance, Operator Services and Customized Services) to a Direct Strategic Competitor of VMU, other than Sprint PCS;

b) The material terms of which are substantially similar to those applicable to VMU under this Services Agreement, (with respect to such things as sales volume, territory, and scope of product and service offering applicable to VMU at the time Sprint PCS enters into such agreement with the third party);

c) Sprint PCS and its Affiliates own less that 37.5% of such third party; and

d) The agreement commits Sprint PCS to sell to third party wireless voice and/or data services (other than services that would be Customized Services under this Agreement) at a lower price (in the aggregate) than Sprint PCS sells such services to VMU under this Services Agreement (in the aggregate);

VMU may request and Sprint PCS will, on a prospective basis, make such PCS Services available to VMU at the same price and under the same terms and conditions (in addition to the terms and conditions of the Services Agreement) in lieu of prices in this Airtime Cost of Service Formula and all of the other Cost of Service Formulas included under this Services Agreement.

•	Nothing contained in this provision will relieve VMU from charges for Customized Service Costs, Implementation Costs or any other charges applicable under this Services Agreement.

•	If Sprint PCS enters into such agreement, it will notify VMU of the existence and relevant terms of such agreement within a commercially reasonable period of time.

•	Other cost and pricing terms are specifically set forth in the Agreement.

Schedule 1.1

Cost of Service Formula (Per Message Pricing)

1) Cost of Service Formula. The Cost of Service Formula (copy attached) is subject to the non-disclosure agreement described in Section 19 of the Agreement. The Cost of Service Formula is not specific to VMU and includes (except as specifically provided therein) the costs that will be used to determine VMU’s prices regardless of whether VMU or its End Users utilize the services or functionality associated with such costs.

2) Reporting. To help control the potential dissemination of critical Sprint PCS proprietary financial information, the actual results that are included in the Cost of Service Formula (from which the prices are derived) will be disclosed only as aggregate numbers (applicable prices to be included in an Airtime Pricing Matrix for per message pricing in the form attached hereto as Schedule 1.0 and 1.1 / Exhibit A) and only to a limited number of VMU employees (listed in Schedule 1.0 and 1.1 / Exhibit B or their successors) that need to know such information and that have signed individual acknowledgements of their non-disclosure obligations the form attached hereto as Schedule 1.0 and 1.1 / Exhibit C.

3) Verification.

(a) [Intentionally left blank]

(b) Ongoing Verification. If VMU questions Sprint PCS’ calculation of its actual Cost of Service for MOU based airtime services and SMS messages as outlined in Sections 7.2.1 (b) and 7.2.2 (b) of this Agreement, VMU may request that Sprint PCS’ outside auditor, at the cost of VMU, examine Sprint PCS’ assertion that it complied with the requirements of the PCS Services Agreement in its calculation of its actual Cost of Service for MOU based airtime services and SMS messages as outlined in Sections 7.2.1 (b) and 7.2.2 (b) of this Agreement for the preceding year. Based upon its examination, the auditor will verify that Sprint PCS’ assertion that it complied with the aforementioned requirements for the aforementioned period is fairly stated, in all material respects. If inaccuracies are discovered, the Parties will take corrective action, which action, if necessary, will include escalation under Section 17 of this Agreement

(c) Procedures. The following procedures will apply to any verification activities described in this Section 3:

(i) VMU must request verification under subsection (b) above prior to the later of (A) the 15th day of March of the year following the year subject to verification; or (B) 15 days following VMU’s receipt of the report setting forth the difference, if any, determined by Sprint PCS under Section 7.2.1(b) or 7.2.2(b), as the case may be.

(ii) VMU will not have direct access to Sprint PCS’ information databases without the consent of Sprint PCS.

(iii) VMU acknowledges that it will not be given access to critical Sprint PCS proprietary financial information as a result of such verification.

(iv) Sprint PCS will cooperate in good faith throughout the verification process.

I. SMS Cost per Message. The formulas below will be used to determine VMU’s Cost of Service for SMS messages under the PCS Services Agreement.

Terminated Message Cost Calculation

[SMS Specific Operating Costs x (1+WACC)

Total SMS Messages on Network

+

Terminated SMS Specific Operating Costs x (1+WACC)

Total Terminated SMS Messages on Network

+

SMS Specific Depreciation x (1+WACC)

Total SMS Messages on Network

+

Terminated SMS Specific Depreciation x (1+WACC)]

Total Terminated SMS Messages on Network

x

(1+ Profit Margin %)

Originated Message Cost Calculation

[SMS Specific Operating Costs x (1+WACC)

Total SMS Messages on Network

+

SMS Specific Depreciation x (1+WACC) ]

Total SMS Messages on Network

x

(1+ Profit Margin %)

II.	SMS Message Calculations

Total Terminated SMS Messages on Network:

•	Sprint PCS’ reported total Short Message Service (“SMS”) terminating message usage measured and billed in number of terminating messages on its network.

•

Billed messages may not include certain categories of network messages (e.g.: customer notification messages, etc.) and/or Sprint PCS Service Provider Affiliate network messages when data is not readily available under Sprint PCS’ standard reporting packages and procedures. As long as such category of messages is not included in Total Terminated SMS Messages on Network, the same category of messages used by VMU End Users will not be charged to VMU.

•

Sprint PCS will calculate the total number of terminating messages on the Sprint PCS network for all voice and/or data customers, including Sprint PCS branded and unbranded Customers and VMU End Users.

•	Procedures for calculating messages will be consistently applied for all billing and pricing calculations.

Total Originated SMS Messages on Network:

•	Sprint PCS’ reported total Short Message Service (“SMS”) originating message usage measured and billed in number of messages originating on its network.

•

Billed messages may not include certain categories of network messages and/or Sprint PCS Service Provider Affiliate network messages when data is not readily available under Sprint PCS’ standard reporting packages and procedures. As long as such category of messages is not included in Total Originating SMS Messages on Network, the same category of messages used by VMU End Users will not be charged to VMU.

•

Sprint PCS will calculate the total number of messages originating on the Sprint PCS network for all voice and/or data customers, including Sprint PCS branded and unbranded Customers and VMU End Users.

•	Procedures for calculating messages will be consistently applied for all billing and pricing calculations.

Total SMS Messages on Network:

Total SMS Messages on Network is equal to the sum of Total Terminated SMS Messages on Network and Total Originated SMS Messages on Network.

III.	Operating Costs

SMS Specific Operating Costs:

•

Except as expressly included in another Cost of Service Formula, SMS Specific Operating Costs (as operating costs are more fully described in the Airtime Cost of Service Formula not taking into account the exception regarding Section VI of such Airtime Cost of Service Formula) include all expenses associated with the planning, analysis, design, production and delivery of Sprint PCS’ SMS originating and terminating services. Except as expressly included in another cost of Service Formula, SMS Specific Operating Costs include an amount of network service operating costs related to the production and provision of originating and terminating SMS messages as reasonably determined by Sprint PCS under its financial systems, practices and policies. Amounts separately billed to VMU under Section VI of the Airtime Cost of Service Formula are not separately billed with respect to SMS and are, therefore, included in the SMS Specific Operating Costs.

•	Amounts included in SMS Specific Operating Costs will not be included in (will be deducted from) other Cost of Service Formulas.

Terminated SMS Specific Operating Costs:

•

Except as expressly included in another Cost of Service Formula and SMS Specific Operating Costs, Terminated SMS Specific Operating Costs (as operating costs are more fully described in the Airtime Cost of Service Formula) include all expenses associated with the planning, analysis, design and production of Sprint PCS’ terminating SMS services. Such expenses include Sprint PCS’ Wireless Messaging Operations Group, Sprint PCS’ BMG and SMSC Network Planning Group, and similar dedicated support groups.

•	Amounts included in Terminated SMS Specific Operating Costs will not be included in (will be deducted from) other Cost of Service Formulas and SMS Specific Operating Costs.

IV.	Depreciation

SMS Specific Depreciation:

•

The formula used to determine the SMS Cost per Message includes amounts representing compensation to Sprint PCS for the economic depletion of the Sprint PCS Network, IT related assets, operating system assets, administrative assets and other capital assets as determined in accordance Sprint PCS’ accounting practices consistently applied.

•

SMS Specific Depreciation includes an amount of Network Depreciation related to the production and provision of originating and terminating SMS messages as reasonably determined by Sprint PCS under its financial systems, practices and policies

•	Amounts included in SMS Specific Depreciation will not be included in (will be deducted from) other Cost of Service Formulas.

Terminated SMS Specific Depreciation:

•

The Formula used to determine the SMS Cost per Message includes amounts representing compensation to Sprint PCS for the economic depletion of terminating SMS capital assets and other terminating SMS asset depreciation (i.e. Air Media Gateway, Bulk Messaging Gateway, Short Message Service Center), as determined in accordance with Sprint PCS’ accounting practices consistently applied.

•	Terminated SMS Specific Depreciation will be reasonably determined by Sprint PCS under its financial systems, practices and policies.

•	Amounts included in Terminated SMS Specific Depreciation will not be included in (will be deducted from) other Cost of Service Formulas and SMS Specific Depreciation.

V.	Profit Margin % Matrix

The Profit Margin used is the SMS Cost Per Message Formula is the same as the Profit Margin determined under the Airtime Cost of Service Formula.

VI.	Other Pricing

Customized Services:

Charges under the SMS Pricing Formula do not include, and are in addition to, any charges for Customized Services.

Pricing Adjustments:

•	In the event that Sprint PCS enters into a wireless service agreement:

(a) To sell PCS Services (not including services used for product or service testing or demonstration purposes and not including Long Distance, Travel Charges, Roaming, Directory Assistance, Operator Services and Customized Services) to a Direct Strategic Competitor of VMU, other than Sprint PCS;

(b) The material terms of which are substantially similar to those applicable to VMU under this Services Agreement, (with respect to such things as sales volume, territory, and scope of product and service offering applicable to VMU at the time Sprint PCS enters into such agreement with the third party);

(c) Sprint PCS and its Affiliates own less that 37.5% of such third party; and

(d) The agreement commits Sprint PCS to sell to third party wireless voice and/or data services (other than services that would be Customized Services under this Agreement) at a lower price (in the aggregate) than Sprint PCS sells such services to VMU under this Services Agreement (in the aggregate);

VMU may request and Sprint PCS will, on a prospective basis, make PCS Services available to VMU at the same price and under the same terms and conditions (in addition to the terms and conditions of the Services Agreement) in lieu of prices in this SMS Cost of Service Formula and all of the other Cost of Service Formulas included under this Services Agreement and all other applicable terms and conditions.

•	Nothing contained in this provision will relieve VMU from charges for Customized Service Costs, Implementation Costs or any other charges applicable under this Services Agreement.

•	If Sprint PCS enters into such agreement, it will notify VMU of the existence and relevant terms of such agreement within a commercially reasonable period of time.

•	Other cost and pricing terms are as specifically set forth in the Agreement.

Schedule 1.2

Cost of Service Formula (Per MB Pricing)

1) Cost of Service Formula. This Cost of Service Formula for per MB pricing is subject to the non-disclosure agreement described in Section 19 of the Agreement. The Cost of Service Formula is not specific to VMU and includes (except as specifically provided therein) the costs that will be used to determine VMU’s prices regardless of whether VMU or its End Users utilize the services or functionality associated with such costs.

2) Reporting. To help control the potential dissemination of critical Sprint PCS proprietary financial information, the actual results that are included in the Cost of Service Formula (from which the prices are derived) will be disclosed only as aggregate numbers (applicable prices to be included in a 3G Data Transport Pricing Matrix for per megabyte pricing in the form attached hereto as Schedule 1.2 / Exhibit A-1) and only to a limited number of VMU employees (listed in Schedule 1.2 / Exhibit B or their successors) that need to know such information and that have signed individual acknowledgements of their non-disclosure obligations the form attached hereto as Schedule 1.2 / Exhibit C.

3) Verification.

(a) Ongoing Verification. If VMU questions Sprint PCS’ calculation of its actual Cost of Service for MOU based airtime services, SMS messages and 3G Data Transport service as outlined in Sections 7.2.1(b), 7.2.2(b) and 7.2.3(b) of this Agreement, VMU may request that Sprint PCS’ outside auditor, at the cost of VMU, examine Sprint PCS’ assertion that it complied with the requirements of the PCS Services Agreement in its calculation of its actual Cost of Service for MOU based airtime services, SMS messages and 3G Data Transport service as outlined in Sections 7.2.1(b), 7.2.2(b) and 7.2.3(b) of this Agreement for the preceding year. Based upon its examination, the auditor will verify that Sprint PCS’ assertion that it complied with the aforementioned requirements for the aforementioned period is fairly stated, in all material respects. If inaccuracies are discovered, the Parties will take corrective action, which action, if necessary, will include escalation under Section 17 of this Agreement

(b) Procedures. The following procedures will apply to any verification activities described in this Section 3:

(i) VMU must request verification under subsection (a) above prior to the later of (A) the 15th day of March of the year following the year subject to verification; or (B) 15 days following VMU’s receipt of the report setting forth the difference, if any, determined by Sprint PCS under Section 7.2.1(b), 7.2.2(b) or 7.2.3(b), as the case may be.

(ii) VMU will not have direct access to Sprint PCS’ information databases without the consent of Sprint PCS.

(iii) VMU acknowledges that it will not be given access to critical Sprint PCS proprietary financial information as a result of such verification.

(iv) Sprint PCS will cooperate in good faith throughout the verification process.

I.	3G Data Transport Cost per Megabyte.

The formula below will be used to determine VMU’s Cost of Service for 3G Data Transport service under the PCS Services Agreement.

23.	3G Data Transport Cost Calculation

[Total Wholesale Specific 3G Data Transport Operating Costs x (1+WACC)

Total Billed Wholesale MBs

+

Total Wholesale Specific 3G Data Transport Depreciation x (1+WACC)

Total Billed Wholesale MBs

+

Total Network Service-Related 3G Data Transport Operating Costs x (1+WACC)

Total Billed MBs on Network

+

Total Network-Related 3G Data Transport Depreciation x (1+WACC)]

Total Billed MBs on Network

x

(1+ Profit Margin %)

II.	3G MB Calculations

Total Billed MBs on Network:

•	Sprint PCS’ reported total billed megabytes of 3G Data Transport service (“3G MBs”) usage measured and billed in number of MBs on the Sprint PCS Network.

•

Billed 3G MBs may not include certain categories of network MBs (e.g.: customer notification messages, etc.) and/or Sprint PCS Service Provider Affiliate Network MBs when data is not readily available under Sprint PCS’ standard reporting packages and procedures. As long as such category of MBs is not included in Total 3G Billed MBs on Network, the same category of messages used by VMU End Users will not be charged to VMU.

•	Sprint PCS will calculate the total number of 3G MBs on the Sprint PCS Network for all 3G data customers, including Sprint PCS branded and unbranded Customers and VMU End Users.

•	Procedures for calculating 3G MBs will be consistently applied for all billing and pricing calculations.

Total Billed Wholesale MBs:

That portion of Sprint PCS’ Total Billed MBs on Network that represents MBs used by Sprint PCS’ resellers, MVNOs, wholesalers, private label and comparable customers that sell products to end users under primary brands different that Sprint, including VMU (“Wholesale”). Procedures for calculating MBs will be consistently applied for all billing and pricing calculations.

III.	Operating Costs

Total Network Service-Related 3G Data Transport Operating Costs:

•

Except as expressly included in another Cost of Service Formula, 3G Data Transport Specific Operating Costs (as operating costs are more fully described in the Airtime Cost of Service Formula not taking into account the exceptions for certain costs charged separately under Section VI of such Airtime Cost of Service Formula) include all expenses associated with the planning, analysis, design, production and delivery of Sprint PCS’ 3G Data Transport services. Except as expressly included in another Cost of Service Formula, 3G Data Transport Specific Operating Costs include an amount of network service operating costs related to the production and provision of 3G Data Transport services on the Sprint PCS Network, but not including the Sprint PCS Service Provider Affiliate networks, as reasonably determined by Sprint PCS under its financial systems, practices and policies. Amounts separately billed to VMU under Section VI of the Airtime Cost of Service Formula are not separately billed with respect to 3G Data Transport services and those related operating costs excluded under the Airtime Cost of Service Formula are included in the 3G Data Transport Specific Operating Costs.

•	Amounts included in 3G Data Transport Specific Operating Costs will not be included in (will be deducted from) other Cost of Service Formulas.

Total Wholesale Specific 3G Data Transport Operating Costs:

3G Data Transport Specific Operating Costs, as described above, incurred solely in support of Sprint PCS’ Wholesale operations, that can be specifically and separately identified including, but not limited to, its Private Label Services (PLS) business unit, the Renaissance Billing Platform and the PLS end user management and provisioning website, or as reasonably determined by Sprint PCS under its financial systems, practices and policies. Such costs will exclude marketing fees that Sprint PCS pays to third parties that utilize the Sprint PCS Network.

IV.	Depreciation

Total Network-Related 3G Data Transport Depreciation:

•

The Formula used to determine the 3G Data Transport Cost per Megabyte includes amounts representing compensation to Sprint PCS for the economic depletion of the Sprint PCS Network, IT related assets, operating system assets, administrative assets and other capital assets as determined in accordance Sprint PCS’ accounting practices consistently applied.

•

Total Network-Related 3G Data Transport Depreciation includes an amount of Network Depreciation related to the production and provision of 3G data services as reasonably determined by Sprint PCS under its financial systems, practices and policies.

•	Amounts included in Total Network-Related 3G Data Transport Depreciation will not be included in (will be deducted from) other Cost of Service Formulas.

Total Wholesale Specific 3G Data Transport Depreciation:

Total Wholesale Specific 3G Data Transport Depreciation, as described above, incurred solely in support of Sprint PCS’ Wholesale operations, that can be specifically and separately identified, including the Renaissance Billing Platform, or as reasonably determined by Sprint PCS under its financial systems, practices and policies.

V.	Profit Margin % Matrix

The Profit Margin used in the 3G Data Transport Formula is the same as the Profit Margin determined under the Airtime Cost of Service Formula.

VI.	Other Pricing

Customized Services:

Charges under the Per MB Pricing Formula do not include, and are in addition to, any charges for Customized Services.

Pricing Adjustments:

•	In the event that Sprint PCS enters into a wireless service agreement:

(a) To sell PCS Services (not including services used for product or service testing or demonstration purposes and not including Long Distance, Travel Charges, Roaming, Directory Assistance, Operator Services and Customized Services) to a Direct Strategic Competitor of VMU, other than Sprint PCS;

(b) The material terms of which are substantially similar to those applicable to VMU under this Services Agreement, (with respect to such things as sales volume, territory, and scope of product and service offering applicable to VMU at the time Sprint PCS enters into such agreement with the third party);

(c)	Sprint PCS and its Affiliates own less that 37.5% of such third party; and

(d) The agreement commits Sprint PCS to sell to third party wireless voice and/or data services (other than services that would be Customized Services under this Agreement) at a lower price (in the aggregate) than Sprint PCS sells such services to VMU under this Services Agreement (in the aggregate);

VMU may request and Sprint PCS will, on a prospective basis, make PCS Services available to VMU at the same price and under the same terms and conditions (in addition to the terms and conditions of the Services Agreement) in lieu of prices in this Per MB Pricing Cost of Service Formula and all of the other Cost of Service Formulas included under this Services Agreement and all other applicable terms and conditions.

•	Nothing contained in this provision will relieve VMU from charges for Customized Service Costs, Implementation Costs or any other charges applicable under this Services Agreement.

•	If Sprint PCS enters into such agreement, it will notify VMU of the existence and relevant terms of such agreement within a commercially reasonable period of time.

•	Other cost and pricing terms are as specifically set forth in the Agreement.

Exhibit A

Pricing Matrix

*

Exhibit B

Chief Executive Officer

Dan Schulman

Chief Financial Officer

John Feehan

General Counsel

Peter Lurie

Exhibit C

Non-Disclosure Obligations

Employee Acknowledgement of Confidential Financial Information

I,                                 , hereby acknowledge that any pricing and other financial information I receive from Sprint PCS or otherwise is confidential and proprietary and subject to a non-disclosure agreement between my employer, Virgin Mobile USA, LLC and Sprint Spectrum L.P. that governs the disclosure and use of such information. Pursuant to such agreement, I understand that I cannot disclose such information to anyone without Sprint PCS’ prior written consent. I understand further that I cannot make any copies of such information and that I am obligated to return all such information to Sprint PCS upon its request to me or my employer.

Signature:
Print Name:
Date:

Exhibit D

International Long Distance Per Minute (rounded) Rates

Country	Per Minute Rate
Afghanistan	*
Albania	*
Algeria	*
American Samoa	*
Andorra	*
Angola	*
Anguilla	*
Antigua	*
Argentina	*
Armenia	*
Aruba	*
Ascension Island	*
Australia	*
Australian External Territories (formerly Christmas Island and Norfolk Island)	*
Austria	*
Azerbaijan	*
Bahamas	*
Bahrain	*
Bangladesh	*
Barbados	*
Belarus	*
Belgium	*
Belize	*
Benin	*
Bermuda	*
Bhutan	*
Bolivia	*
Bosnia & Herzegovina	*
Botswana	*
Brazil	*
British Virgin Islands	*
Brunei	*
Bulgaria	*
Burkina Faso	*
Burundi	*
Cambodia	*
Cameroon	*

Canada	*
Cape Verde Islands	*
Cayman Islands	*

Country	*
Central African Republic	*
Chad Republic	*
Country	*
Chile	*
China	*
Colombia	*
Comoros	*
Congo	*
Congo, Dem. Rep. (Zaire)	*
Cook Islands	*
Costa Rica	*
Croatia	*
Cuba	*
Cyprus	*
Czech Republic (formerly part of Czechoslovakia)	*
Denmark	*
Diego Garcia	*
Djibouti	*
Dominica	*
Dominican Republic	*
East Timor	*
Ecuador	*
Egypt	*
El Salvador	*
Equatorial Guinea	*
Eritrea	*
Estonia	*
Ethiopia	*
Faeroe Islands	*
Falkland Islands	*
Fiji Islands	*
Finland	*
France	*
French Antilles	*
French Guiana	*
French Polynesia	*

Gabon	*
Gambia	*
Georgia	*
Germany	*
Ghana	*
Gibraltar	*

Country	*
Greece	*
Greenland	*
Grenada	*
Guadeloupe	*
Guam	*
Guantanamo Bay	*
Guatemala	*
Guinea	*
Guinea-Bissau	*
Guyana	*
Haiti	*
Honduras	*
Hong Kong	*
Hungary	*
Iceland	*
India	*
Indonesia	*
Iran	*
Iraq	*
Ireland	*
Israel	*
Italy	*
Ivory Coast	*
Jamaica	*
Japan	*
Jordan	*
Kazakhstan	*
Kenya	*
Kiribati	*
Korea, D.P.R (North)	*
Korea, Republic Of South	*
Kuwait	*
Kyrgyzstan	*
Laos	*

Latvia	*
Lebanon	*
Lesotho	*
Liberia	*
Libya	*
Liechtenstein	*
Lithuania	*
Luxembourg	*

Country	*
Macao	*
Macedonia	*
Madagascar	*
Malawi	*
Malaysia	*
Maldives	*
Mali Republic	*
Malta	*
Marshall Islands	*
Martinique	*
Mauritania	*
Mauritius	*
Mayotte Island	*
Mexico:	*
Guadalajara
Mexico City	*
Monterrey	*
All other Mexico calls:	*
Micronesia	*
Moldova	*
Monaco	*
Mongolia	*
Montserrat	*
Morocco	*
Mozambique	*
Myanmar (formerly Burma)	*
Namibia	*
Nauru Island	*
Nepal	*
Netherlands	*
Netherlands Antilles	*

Nevis	*
New Caledonia	*
New Zealand	*
Nicaragua	*
Niger	*
Nigeria	*
Niue Island	*
Norway	*
Oman	*
Pakistan	*
Palau	*

Country	*
Palestine	*
Panama	*
Papua New Guinea	*
Paraguay	*
Peru	*
Philippines	*
Poland	*
Portugal	*
Qatar	*
Reunion Island	*
Romania	*
Russia	*
Rwanda	*
Saipan	*
San Marino	*
Sao Tome & Principe	*
Saudi Arabia	*
Senegal	*
Serbia & Montenegro (Yugoslavia)	*
Seychelles	*
Sierra Leone	*
Singapore	*
Slovakia (formerly part of Czechoslovakia)	*
Slovenia	*
Solomon Island(s)	*
Somalia	*
South Africa	*
Spain	*

Sri Lanka	*
St. Helena	*
St. Kitts	*
St. Lucia	*
St. Pierre & Miquelon	*
St. Vincent And The Grenadines	*
Sudan	*
Suriname	*
Swaziland	*
Sweden	*
Switzerland	*
Syria	*
Taiwan	*
Tajikistan	*

Country	*
Tanzania	*
Thailand	*
Togo	*
Tokelau	*
Tonga Islands	*
Trinidad & Tobago	*
Tunisia	*
Turkey	*
Turkmenistan	*
Turks & Caicos Islands	*
Tuvalu	*
Uganda	*
Ukraine	*
United Arab Emirates	*
United Kingdom	*
Uruguay	*
Uzbekistan	*
Vanuatu	*
Vatican City	*
Venezuela	*
Vietnam	*
Wallis & Futuna	*
Western Samoa	*
Yemen	*
Zambia	*

Zimbabwe	*

Inmarsat (satellite stations):	*
Including but not limited too:
Atlantic Ocean Region East (Atl Marist)
Indian Ocean Region (Ind Marist)
Pacific Ocean Region (Pac Marist)
Atlantic Ocean Region West (W Atl Marist)

Schedule 2.0

Core Network

Core Network elements include, but are not limited to, the following:

Cell sites (towers, antennas, cabling, etc.)

Base stations and controllers

Repeaters

Home Locations Registers (HLRs)

Mobile Switching Centers (MSCs)

Interworking Functions (IWFs)

Service Control Points (SCPs) not listed as Network-Connected Elements under Schedule 2.1 below

Local and long distance interconnection

Public Switched Telephone Network (PSTN) Interconnection

Network surveillance and signaling networks

Trunking

Protocol processing and conversion systems

Provisioning system elements

Billing Call Detailed Records (CDR) aggregation and delivery system

Packet Data Service Node (PDSNs)

Signal Transfer Points (STPs)

Schedule 2.1

Network-Connected Elements

Network-Connected Elements include, but are not limited to, the following:

Voicemail

Short messaging service centers (SMSCs)

Pre-call rating system

Bulk Messaging Gateway

Sprint PCS Mobile Data Portal

Sprint PCS Mobile Voice Portal (including the voice activated dialing platform)

Signal Control Points (SCPs) providing prepaid, call rating and extension dialing

Schedule 2.2

Sprint PCS Web Services

Sprint PCS Web Services include, but are not limited to, the following:

Location Services – information pertaining to the location of an End User, such as latitude/longitude, proximity or landmarks and all location based derivatives including address, zip code, area code, direction, speed and all “refined” location information.

Content Billing Services – Sprint PCS billing services used to bill End Users or Content providers for Content delivered to End Users.

End User Profile – Storage and retrieval of End User service management information, such as preferences, favorites, privacy, directories, last location and presence.

Event and Transaction Logging – the ability to record End User transactions and events and store the information for future reference.

Transaction Control – the ability to block certain End User transactions and events, and to block certain Content from End User availability over PCS Services.

Event and Transaction Notification and Triggers – a service that notifies someone other than the End User or another system of a predefined event or triggers a predefined response to the End User.

Presence – an End User’s current status or availability on the Sprint PCS Network.

Schedule 3.0

Third Party Agreements

None

Schedule 4.0(a)

Sprint PCS Markets

Market Description

Alabama East / Georgia West

Opelika, AL

Albany, GA

Columbus, GA

La Grange, GA

Tifton, GA

Alabama South

Daleville, AL

Dothan, AL

Langdale, AL

Albany, NY

Amarillo/Abilene, TX

Arkansas Northwest

Bentonville, AR

Clarksville, AR

Fayetteville, AR

Forth Smith, AR

Greenwood, AR

Russellville, AR

Siloam Springs, AR

Atlanta, GA

Augusta, GA

Baton Rouge, LA

Beaumont, TX

Biloxi, MS

Birmingham, AL

Boston, MA

Bowling Green, KY

Buffalo, NY

Camden, SC

Charleston, WV

Charlotte, NC

Chicago, IL

Cincinnati, OH

Clarksburg, WV

Cleveland, OH

Columbia / Jefferson City, MO

Columbus, OH

Dallas, TX

Denver, CO

Des Moines, IA

Detroit, MI

El Paso, TX / Albuquerque, NM

Evansville, IN

Flagstaff, AZ

Fresno, CA

Georgetown, SC

Sprint PCS Markets

Market Description

Georgia Central

Butler, GA

Cordele, GA

Dublin, GA

Gray, GA

Hawkinsville, GA

Macon, GA

Milledgeville, GA

Perry, GA

Georgia North

Blue Ridge, GA

Calhoun, GA

Cedartown, GA

Chatsworth, GA

Dalton, GA

Ellijay, GA

Jasper, GA

Rome, GA

Georgia South

Adel, GA

Brunswick, GA

Douglas, GA

Homerville, GA

Valdosta, GA

Waycross, GA

Green Bay, WI

Goldsboro, NC

Hartford, CT

Hendersonville, NC

Honolulu, HI

Hot Springs, AR

Houston, TX

Huntsville, AL

Indianapolis, IN

Jackson, MS

Jackson Hole, WY

Jacksonville, FL

Sprint PCS Markets

Market Description

Kansas Central

Marion, IL

Quincy, IL

Emporia, KS

Junction City, KS

Manhattan, KS

McPherson, KS

Salina, KS

Cape Girardeau, MO

Hannibal, MO

Kirksville, MO

Poplar Bluff, MO

Sikeston, MO

Sprint PCS Markets

Market Description

Knoxville, TN

Laredo, TX

Las Vegas, NV

Little Rock, AR

Logan, UT

Los Angeles, CA

Louisville, KY

Lynchburg, VA

Manchester, NH

Medford, OR

Memphis, TN

Miami, FL

Milwaukee, WI

Minneapolis / St. Paul, MN

Missouri South

Carbondale, IL

Pittsburg, KS

Aurora, MO

Branson, MO

Carbondale, MO

Fort Leonard Wood, MO

Joplin, MO

Lebanon, MO

Monett, MO

Rolla, MO

Springfield, MO

West Plains, MO

Montgomery, AL

Myrtle Beach, SC

Nashville, TN

New Orleans, LA

New York, NY

Oklahoma City, OK

Omaha, NE

Sprint PCS Markets

Market Description

Oregon North / Washington South

Bend, OR

Hermiston, OR

Hood River, OR

Madras, OR

Milton-Freewater, OR

Pendleton, OR

The Dalles, OR

Cle Elum, WA

Ellensburg, WA

Ephrata, WA

Kennewick, WA

Moses Lake, WA

Pasco, WA

Prosser, WA

Sunnyside, WA

Walla Walla, WA

Wenatchee, WA

White Salmon, WA

Yakima, WA

Orlando, FL

Pensacola, FL

Philadelphia, PA

Phoenix, AZ

Pittsburgh, PA

Portland, OR

Pueblo, CO

Poughkeepsie, NY

Puerto Rico, PR

Reno, NV

Richmond, VA

Roanoke, VA

Salt Lake City, UT

San Antonio, TX

San Diego, CA

San Francisco, CA

Savannah, GA

Seattle, WA

Shreveport, LA

Spartanburg, SC

Spokane, WA

St. Louis, MO

Syracuse, NY

Sprint PCS Markets

Market Description

Tallahassee, FL

Tampa, FL

Terre Haute, IN

Texarkana, TX

Virgin Islands, VI

Wichita, KS

Wichita Falls, TX / Stillwater, OK

Washington DC

Schedule 4.0(b)

Sprint PCS Service Provider Affiliate Markets

iPCS (formerly Horizon)

Market Description

Cambridge, OH

Erie, PA

Ft. Wayne, IN

Jamestown, NY

Kingsport, TN

Lima, OH

Logan, WV

South Bend, IN

Williamsport, PA

Sprint PCS Service Provider Affiliate Markets

iPCS

Market Description

Cedar Rapids, IA

Grand Island, IA

Grand Rapids, MI

Illinois North

Bloomington, IL

Champaign, IL

Charleston, IL

Danville, IL

Decatur, IL

Effingham, IL

Galesburg, IL

Kankakee, IL

La Salle, IL

Lincoln, IL

Litchfield, IL

Macomb, IL

Mattoon, IL

Mendota, IL

Pekin, IL

Peoria, IL

Illinois South

Jacksonville, IL

Mount Vernon, IL

Springfield, IL

Taylorville, IL

Vandalia, IL

Quad Cities

Burlington, IA

Clinton, IA

Davenport, IA

Dubuque, IA

Fort Madison, IA

Keokuk, IA

Muscatine, IA

Waterloo, IA

Geneseo, IL

Kewanee, IL

Rock Island, IL

Sterling, IL

Sprint PCS Service Provider Affiliate Markets

Northern PCS

Market Description

Minnesota Central

Alexandria, MN

Bemidji, MN

Brainerd, MN

Detroit Lakes, MN

Duluth, MN

E Grand Forks, MN

Fergus Falls, MN

Grand Rapids, MN

Hibbing, MN

Hinckley, MN

Hutchinson, MN

Little Falls, MN

Marshalltown, MN

Moorhead, MN

St. Cloud, MN

Virginia, MN

Wadena, MN

Wahpeton, MN

Wilmar, MN

Zimmerman, MN

Fargo, ND

Grand Forks, ND

Jamestown, ND

Minnesota South

Albert Lea, MN

Austin, MN

Fairbault, MN

Fairmont, MN

Mankato, MN

Marshalltown, MN

New Ulm, MN

Owatonna, MN

Red Wing, MN

Rochester, MN

Waseca, MN

Worthington, MN

Sprint PCS Service Provider Affiliate Markets

Shentel

Market Description

Hagerstown, MD

York / Harrisburg, PA

Swiftel Communications

Market Description

Sioux City, IA

Sioux Falls, SD

Schedule 7.0

MUTUAL NON-DISCLOSURE AGREEMENT

This Nondisclosure Agreement (this “Agreement”) is dated as of October 4, 2001, between Virgin Mobile USA LLC, a Delaware limited liability company (“VMU”) and Sprint Spectrum L.P., a Delaware partnership (the “Company”).

RECITALS

A.	In connection with the evaluation or pursuit of a mutually beneficial business opportunity, VMU and the Company may disclose valuable proprietary information to each other relating to their respective operations and business.

B.	VMU and the Company want to protect the confidentiality of, maintain their respective rights in and prevent the unauthorized use and disclosure of such information.

VMU AND THE COMPANY HEREBY AGREE AS FOLLOWS:

1. Confidential Information. As used in this Agreement, “Confidential Information” means all information, currently existing or subsequently created during the term of the relationship between the parties, that a party and/or any of its affiliates owns or controls that is not generally known to the public, whether of a technical, business or other nature (including, without limitation, trade secrets, know-how and information relating to the technology, customers, strategic partners, business plans, promotional and marketing objectives and timing, finances and other business affairs of such party or otherwise related to that party’s business, operations, management, assets, properties, condition, financial or otherwise, or results of operations), that is disclosed by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) or that is otherwise learned by the Receiving Party in the course of its discussions or business dealings with, or its physical, telephonic or electronic access to the premises of, the Disclosing Party, and that has been identified as being proprietary and/or confidential or that by the nature of the circumstances surrounding the disclosure or receipt ought to be treated as proprietary and confidential. The parties agree that any Confidential Information disclosed prior to the date hereof shall be protected by the terms of this Agreement.

2. Use and Ownership of Confidential Information. The Receiving Party, except as expressly provided in this Agreement, will not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. In addition, the Receiving Party will not use, or permit others to use, Confidential Information for any purpose other than its evaluation of the other party’s products and/or services and, if desired by the parties, negotiation and consummation of a business transaction between the parties pursuant to a definitive agreement. The Receiving Party will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. All Confidential Information will remain the exclusive property of the Disclosing Party, and the Receiving Party will have no rights, by license or otherwise, to use the Confidential Information except as expressly provided herein.

3. Exceptions. The provisions of Section 2 will not apply to any information that either party establishes by written documentation (i) is or becomes publicly available without breach of this Agreement; (ii) was known to the Receiving Party prior to its receipt from the Disclosing Party; (iii) is rightfully received from a third party that did not acquire or disclose such information by a wrongful or tortious act; or (iv) was developed by the Receiving Party without reference to any Confidential Information.

4. Disclosures to Governmental Entities. If the Receiving Party becomes legally obligated to disclose Confidential Information by any governmental entity with jurisdiction over it, including any court of competent jurisdiction, the Receiving Party will give the Disclosing Party prompt written notice to allow the Disclosing Party to seek a protective order or other appropriate remedy. Such notice must include, without limitation, identification of the information to be so disclosed and a copy of the order. The Receiving Party will disclose only such information as it reasonably deems is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed.

5. Compliance with Laws; Exportation/ Transmission of Confidential Information. Both parties will comply with all applicable federal, state, and local statutes, rules and regulations, including, but not limited to, United States export control laws and regulations as they currently exist and as they may be amended from time to time.

6. No Required Disclosure. Nothing in this Agreement shall be construed as an obligation for either party to disclose proprietary information or evaluation materials to the other party. The Disclosing Party shall not be considered to have made or make any representation or warranty as to the accuracy or completeness of any information provided hereunder. Receiving Party and its affiliates will be responsible for conducting and completing its own independent investigation, evaluation and due diligence relative to engaging in a transaction with the Disclosing Party.

7. Receiving Party Personnel. The Receiving Party will restrict the possession, knowledge, development and use of Confidential Information to its employees, consultants, affiliates and entities controlled by or controlling it (collectively, “Personnel”) who have a need to know Confidential Information in connection with the purposes set forth in Section 2. The Receiving Party’s Personnel will have access only to the Confidential Information they need for such purposes, and it will ensure that its Personnel comply with this Agreement. The Receiving Party will be liable for any breach of this Agreement by its Personnel and will promptly notify the Disclosing Party of any such breach.

8. Return of Confidential Information. In the event that the parties determine not to proceed with discussions with respect to the business opportunity or upon the Disclosing Party’s written request, the Receiving Party will promptly, at the Disclosing Party’s instruction, return all tangible material embodying Confidential Information and will destroy (or, in the case of electronic embodiments, permanently erase) all other tangible material containing or reflecting Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) in its possession or under its control, whether prepared by the Disclosing Party, the Receiving Party, or their respective advisors or otherwise) and will not retain any copies extracts or other reproductions in whole or in part of such materials. All documents, memoranda, notes and other writings whatsoever prepared by the Receiving Party and its affiliates based on the Confidential Information shall be destroyed, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer supervising such destruction.

9. Independent Development. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information. Accordingly, nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop or have developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information, provided that the Receiving Party can document such development and does not violate any of its obligations under this Agreement.

10. Injunctive Relief. The Receiving Party acknowledges that disclosure or use of Confidential Information in violation of this Agreement could cause irreparable harm to the Disclosing Party for which monetary damages may be difficult to ascertain or an inadequate remedy. The Receiving Party therefore agrees that the Disclosing Party will have the right, in addition to its other rights and remedies, to seek injunctive relief for any violation of this Agreement without posting bond, or by posting bond at the lowest amount required by law.

11. Limited Relationship. This Agreement will not create a joint venture, partnership or other formal business relationship or entity of any kind, or an obligation to form any such relationship or entity. Each party will act as an independent contractor and not as an agent of the other party for any purpose, and neither will have the authority to bind the other in the absence of a definitive agreement governing the prospective transaction.

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties relating to the matters discussed herein and supersedes all prior oral and written understandings with respect to any information disclosed or received under this Agreement. This Agreement may be amended or modified only with the mutual written consent of the parties.

13. Term and Termination. This Agreement is intended to cover Confidential Information disclosed or received by either party prior or subsequent to the date of this Agreement. Unless otherwise earlier terminated, this Agreement will automatically expire on the earlier of (i) the date that is twenty (20) years from the date first written above and (ii) the date on which the PCS Services Agreement between VMU and the Company is terminated; provided that each party’s obligations with respect to the other party’s Confidential Information disclosed or received prior to termination or expiration will survive for two (2) additional years following the expiration or termination of this Agreement.

14. Non-waiver. It is understood that any failure or delay by either party to enforce such party’s rights, powers or privileges hereunder, including, without limitation, the other party’s strict performance of any provision of this Agreement, will not constitute a waiver of its right to subsequently enforce such provision or any other provision of this Agreement.

15. Attorney Fees. In the event any court action is commenced by one party against the other, the substantially prevailing party is entitled to recover its out-of-pocket and court costs and reasonable attorney fees.

16. Miscellaneous. This Agreement will be governed by internal laws of the State of New York, may be executed in counterpart copies, and, in the absence of an original signature, faxed signatures will be considered the equivalent of an original signature. Each party hereby waives its right to a jury trial for any claims that may arise out of this Agreement. If a provision of this Agreement is held invalid under any applicable law, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision. Further, all terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under applicable law, and, when necessary, the court is requested to reform any and all terms or conditions to give them such effect. VMU may assign this agreement to an affiliated entity. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

The parties have executed this Agreement on the date first written above.

VIRGIN MOBILE USA, LLC	SPRINT SPECTRUM L.P.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule 8.0

Dear [VMU],

We have completed the XX quarter review of the XXXX Network Cost True-up. As of now, we estimate VMU will be in a [“net-payable” / “net refund”] position to Sprint. Based on current projections, [VMU will owe Sprint an additional #.#% of total invoiced charges for Voice, SMS, and 3G Data usage / Sprint will owe VMU an additional #.#% of total invoiced charges for Voice, SMS, and 3G Data usage].

As specifically stated in the PCS Services Agreement, by providing this estimate we are in no way assuming any responsibility for VMU’s financial reporting. While we will provide information as agreed by the parties, VMU will remain solely responsible for ensuring that appropriate disclosures are made to its investors and potential investors.

Please contact me with any questions or concerns.

Sincerely,

[Sprint PCS]